UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Commonwealth Edison Company
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Notice of Action by Written Consent of Majority Shareholder
In Lieu of a Meeting of Shareholders to Elect Directors
and Information Statement
April 26, 2019
To the Shareholders of Commonwealth Edison Company:
Notice is hereby given in accordance with Section 7.10 of the Illinois Business Corporation Act of 1983, as amended (the “Act”), that on or about June 10, 2019, the majority shareholder of Commonwealth Edison Company will take action by written consent in lieu of a meeting to:

1.	Elect the following directors: James W. Compton, Christopher M. Crane, A. Steven Crown, Nicholas DeBenedictis, Joseph Dominguez, Peter Fazio, Michael Moskow, Juan Ochoa and Anne Pramaggiore; and

2.	Adopt Amended and Restated Bylaws of the Company.
In accordance with Section 7.10 of the Act, notice of the action by written consent will be delivered to the shareholders promptly after the action is taken.
Very truly yours,
Thomas S. O’Neill
Corporate Secretary

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INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
This Information Statement is being provided to you in connection with the action by written consent of the majority shareholder of Commonwealth Edison Company (“ComEd” or the “Company”) to be taken on or about June 10, 2019.
ComEd is an indirect majority-owned subsidiary of Exelon Corporation (“Exelon”). As of March 31, 2019, ComEd had 127,021,331 shares of Common Stock outstanding, $12.50 par value (the “ComEd Common Stock”), of which 127,002,904, or over 99%, are owned by Exelon Energy Delivery Company, a wholly-owned subsidiary of Exelon. Exelon intends to cause its subsidiary to take action by written consent to (i) elect the nominees for director named under “Election of Directors” below, and (ii) adopt Amended and Restated Bylaws. Consequently, the election of these directors and the adoption of Amended and Restated Bylaws is expected to be approved.
Exelon is an integrated utility services holding company engaged in the energy delivery business through its subsidiaries, ComEd in northern Illinois, Baltimore Gas and Electric Company (BGE) in Baltimore and central Maryland, PECO Energy Company (PECO) in Philadelphia and southeastern Pennsylvania, Atlantic City Electric Company (ACE) in southern New Jersey, Delmarva Power & Light Company (DPL) in Delaware and Maryland, and Potomac Electric Power Company (Pepco) in the District of Columbia and Maryland. Through its subsidiary, Exelon Generation Company, Exelon is also engaged in the generation, physical delivery and marketing of power across multiple regions, including renewable energy and other energy related products and services.

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Composition of the Board
ComEd is a controlled subsidiary of Exelon and does not have a separate nominating committee. Instead, those functions are fulfilled by the Corporate Governance Committee of the Exelon Board of Directors. Because ComEd is a controlled subsidiary of Exelon, there is no policy with regard to the consideration of any director candidates recommended by ComEd shareholders other than Exelon.
The Board of Directors of ComEd consists of nine members. All directors are being elected because they have been previously elected or appointed by the Board of Directors on the recommendation of the Corporate Governance Committee of Exelon.
ComEd’s bylaws and Corporate Governance Principles require that at least one of the ComEd directors be “independent,” defined for this purpose as not being a director, officer or employee of Exelon, ComEd or any other Exelon affiliate. Five directors are “independent” directors under this standard. The current membership of the ComEd Board represents a range of backgrounds, experience, and diversity. The Board consists of nine directors who range in age from 48 to 81, with an average age of 67 and a median age of 64. The directors have a wide diversity of experience that fills the needs of the Board. Four directors are current or former CEOs of corporations, one has served in government, and two have experience in banking. Individual directors have expertise in utility matters and law and three of the directors have operational responsibility for Exelon or ComEd. All but one of the directors live or have lived in ComEd’s service territory and have extensive knowledge of the characteristics of the service territory and the needs of ComEd’s customers.
Biographical information about each of the directors follows.
Election of Directors
The persons listed below, each of whom is a current member of the Board, will be elected as director to serve until their successors are elected.
James Compton, Age 81. Mr. Compton has served as a Director of ComEd since 2006. Mr. Compton served as the President and Chief Executive Officer of the Chicago Urban League from 1978 through 2006. He also served as the President and Chief Executive Officer of the Chicago Urban League Development Corporation from 1980 through 2006. Mr. Compton also serves on the Board of Trustees of Ariel Investment Trust. Mr. Compton has extensive knowledge of ComEd and its business, having previously served as a Director of ComEd from 1989 through 2000 and having served as a Director of a community-based bank. In addition, Mr. Compton is very familiar with ComEd’s customers and as an African-American man contributes to ComEd’s outreach to diverse groups in Chicago.
Christopher M. Crane, Age 60. Mr. Crane has served as a Director and the chair of the ComEd Board since 2012. Mr. Crane is President and Chief Executive Officer of Exelon Corporation. Previously, he served as President and Chief Operating Officer of Exelon and Exelon Generation from 2008 to 2012. In that role, he oversaw one of the U.S. industry’s largest portfolios of electric generating capacity, with a multi-regional reach and the nation’s largest fleet of nuclear power plants. He directed a broad range of activities including major acquisitions, transmission strategy, cost management initiatives, major capital programs, generation asset optimization and generation development. Mr. Crane is one of the leading executives in the electric utility and power industries. Mr. Crane is vice-chairman and a member of the executive committee of the Edison Electric Institute. He also serves as vice-chairman of the Institute of Nuclear Power Operations, the industry organization promoting the highest levels of safety and reliability in nuclear plant operation. Mr. Crane previously served as vice chairman of the Nuclear Energy Institute, the nation’s nuclear industry trade association. Mr. Crane served as a Director of Aleris International Inc. from 2010 to 2013. Mr. Crane also serves as Chair of the Boards of Directors of Exelon subsidiaries BGE, PECO and Pepco Holdings LLC (PHI).
A. Steven Crown, Age 67. Mr. Crown has served as a Director since 2011. He is a general partner of Henry Crown and Company and has served in such capacity for more than five years. Henry Crown and Company is a private investment group that manages investments in banking, transportation, oil and gas, manufacturing, resort properties and other industries. Mr. Crown has extensive knowledge of the Chicago economy and his experience contributes to his effectiveness as a member of the ComEd Board.
Nicholas DeBenedictis, Age 73. Mr. DeBenedicitis has served as a Director of ComEd since 2013 and a Director of Exelon since 2002. Mr. DeBenedictis serves on the Exelon Corporate Governance, Finance and Risk, and Generation Oversight Committees. Mr. DeBenedictis currently serves as Chairman Emeritus of Aqua America Inc. (water utility operating in eight states) and served as its Chairman and Chief Executive Officer from 1993 to 2015. As CEO of Aqua America, Mr. DeBenedictis gained experience in dealing with many of the same development, land use, and utility regulatory issues that affect Exelon and its subsidiaries. Mr. DeBenedictis also has extensive experience in environmental regulation and economic development, having served in two cabinet positions in the Pennsylvania government: Secretary of the Pennsylvania Department of Environmental Resources and Director of the Office of Economic Development. He also spent eight years with the U.S. Environmental Protection Agency and was President of the Greater Philadelphia Chamber of Commerce for three years. In addition to serving as Chairman Emeritus of Aqua America, Mr. DeBenedictis has served as a Director of MISTRAS Group (asset protection solutions) since 2015 and as a Director of P.H. Glatfelter, Inc. (global supplier of specialty papers and engineered products) since 1995. Previously, Mr. DeBenedictis served as a Director of Met-Pro Corporation from 1997 to 2010. Mr. DeBenedictis also serves on the Board of Exelon subsidiary PECO.
Joseph Dominguez, Age 56. Mr. Dominguez has served as a Director of ComEd since 2018. Mr. Dominguez became Chief Executive officer of ComEd in August 2018. He previously served as Executive Vice President, Governmental & Regulatory Affairs and Public Policy of Exelon since 2015, and Senior Vice President, Governmental & Regulatory Affairs and Public Policy of Exelon since 2012.
Peter Fazio, Age 79. Mr. Fazio has been a Director of ComEd since 2007. Mr. Fazio is a partner of the law firm of Schiff Hardin, LLP and served as past chairman, executive committee member and managing partner of Schiff Hardin. In addition to his general legal expertise, Mr. Fazio previously served as general counsel of another electric and gas utility and brings to the ComEd Board knowledge of utility regulatory and legal issues.
Michael Moskow, Age 81. Mr. Moskow has served as a Director of ComEd since 2008. Mr. Moskow is the vice chair and a distinguished fellow at the Chicago Council on Global Affairs. He served as president and chief executive officer of the Federal Reserve Bank of Chicago from 1994 to 2007. He is a Director of Discover Financial Services, Northern Trust Mutual Funds and Taylor Capital Group and served as a Director of Diamond Technology from 2008 through 2011. Mr. Moskow is a recognized leader in the Chicago business community with knowledge of the economy of the midwestern United States and the northern Illinois communities that ComEd serves.
Juan Ochoa, Age 48. Mr. Ochoa has served as a Director of ComEd since April 2019. Mr. Ochoa has been the President and Chief Executive Officer of Miramar Group, Inc. (international public relations firm) since June 2010. Previously, Mr. Ochoa served as Chief Executive Officer of the Metropolitan Pier and Exposition Authority from January 2007 through May 2010. Prior to that, Mr. Ochoa served as President and Chief Executive Officer of the Illinois Hispanic Chamber of Commerce from April 1997 to January 2007.
Anne Pramaggiore, Age 60. Ms. Pramaggiore has served as a Director of ComEd since 2012. In June 2018, Ms. Pramaggiore became Chief Executive Officer of Exelon Utilities, overseeing the utility businesses of Exelon at ComEd, BGE, PECO, ACE, DPL and Pepco. She is also a Senior Executive Vice President of Exelon. Prior to taking this role, Ms. Pramaggiore served as President and Chief Executive Officer of ComEd since February 2012, and as President and Chief Operating Officer of ComEd from 2009 through 2012. Ms. Pramaggiore also serves as a board member of the Chicago Federal Reserve Board and Motorola Solutions, Inc., and several civic and community organizations.
ComEd Governance
Independence Standards
As noted above, ComEd’s Corporate Governance Principles require that at least one of the ComEd directors be “independent,” defined for this purpose as not being a director, officer or employee of Exelon or any Exelon affiliate. Messrs. Compton, Crown, Fazio, Moskow and Ochoa are independent directors under this standard. The Corporate Governance Principles further require that the independent director or directors approve certain actions, including the declaration of dividends, the purchase of electric energy and seeking protection from creditors under bankruptcy or related laws.

Board Leadership Structure
Christopher M. Crane, the Chief Executive Officer of Exelon, serves as Chair of the ComEd Board of Directors. Anne Pramaggiore serves as the Chief Executive Officer of Exelon Utilities, a Senior Executive Vice President of Exelon, and the Vice Chair of the ComEd Board. Because ComEd is a controlled subsidiary of Exelon, the ComEd Board of Directors has not seen any need to adopt a policy with respect to whether or not the positions of chair of the ComEd Board of Directors and chief executive officer should be held by the same person.
Attendance at Meetings
During 2018, ComEd’s Board of Directors held four meetings. To date in 2019, ComEd Board has held one meeting. The directors had an average attendance of 87% for all Board meetings in 2018. Each incumbent director nominee attended at least 75% of the Board meetings except for Mr. Crane.
Board Committees
ComEd is a controlled subsidiary of Exelon and does not have separate audit, nominating and compensation committees. Instead, those functions are fulfilled by the Audit, Corporate Governance, and Compensation and Leadership Development Committees of the Exelon Board of Directors. The ComEd Board established an Executive Committee in January 2014 that meets only as needed. The Executive Committee is authorized to act when it is not convenient to call a meeting of the full ComEd Board. The members of the Executive Committee are Ms. Pramaggiore and Messrs. Crane, Dominguez and Fazio.
Board Oversight of Risk
As a controlled company, ComEd’s risk is managed by its Board of Directors in conjunction with Exelon’s overall risk oversight and risk management structure. Exelon and ComEd operate in a market and regulatory environment that involves significant risks, many of which are beyond our control. Exelon has an Enterprise Risk Management group consisting of a Chief Enterprise Risk Officer, a Chief Commercial Risk Officer, a Chief Credit Officer, a Vice President of Enterprise Risk Management Operations, a Vice President of Enterprise Risk Management Analytics and a full-time staff of 115. The Enterprise Risk Management group draws upon other Company personnel for additional support on various matters related to identification, assessment, management, mitigation and monitoring through established key risk indicators of enterprise risks. The Company also has a Risk Management Committee comprising select senior officers of the Company who meet regularly to discuss matters related to enterprise risk management generally and particular risks associated with new developments or proposed transactions under consideration. The Chief Enterprise Risk Officer and the Risk Management Committee regularly meet with management of the Company to identify and evaluate the most significant risks of the businesses and appropriate steps to manage and mitigate those risks. In addition, the Chief Enterprise Risk Officer and the Enterprise Risk Management group perform a regular assessment of enterprise risks, drawing upon resources throughout the Company for an assessment of the probability and severity of identified risks as well as control effectiveness. These risk assessments, which also include the review of operating company-specific key risk indicators, are discussed at operating company risk management committees before being aggregated and discussed with the Exelon Board’s Finance and Risk Committee and Audit Committee and, when appropriate, the ComEd Boards of Directors. The Finance and Risk, Audit, and Generation Oversight Committees regularly report on the Committees’ discussions of enterprise risks to the Exelon Board. Furthermore, the Exelon Board regularly discusses enterprise risks in connection with consideration of emerging trends or developments and in connection with the evaluation of capital investments and other business opportunities and business strategies.
Board/Committee/Director Evaluation and Director Education
The ComEd Board does not have a separate process for board, committee or director evaluation. Because ComEd is a controlled subsidiary, the ComEd Board is evaluated by the Exelon Corporate Governance Committee.
The Exelon Office of Corporate Governance oversees an orientation program that is tailored to the needs of each new Director depending on his or her level of experience serving on other boards and knowledge of the company or industry acquired before joining the Board. New directors receive materials about ComEd, the Board and Board policies and operations and attend meetings with the CEO and other officers for a briefing on the executives’ responsibilities, programs and challenges. New directors are also scheduled for tours of various company facilities, depending on their orientation needs.
Continuing director education is provided during portions of regular Board meetings and focuses on the topics necessary to enable the Board to consider effectively issues before them at that time (such as new regulatory standards). The education sometimes takes the form of “white papers,” covering timely subjects or topics, which a director can review before the meeting and ask questions about during the meeting. The Company pays the cost for any director to attend outside director education seminars on topics relevant to their service as directors.
Independent Auditor
ComEd is an indirect subsidiary of Exelon and does not have a separate audit committee. Instead the Exelon Audit Committee fulfills that function for ComEd. In July 2002, the Exelon Audit Committee adopted a policy for pre-approval of services to be performed by the independent auditor. The Exelon Audit Committee has a policy for pre-approval of audit and non-audit services. Under this policy, the Audit Committee pre-approves all audit and non-audit services to be provided by the independent auditor taking into account the nature, scope, and projected fees of each service as well any potential implications for auditor independence. The policy specifically sets forth services that the independent auditor is prohibited from performing by applicable law or regulation. Further, the Exelon Audit Committee may prohibit other services that in its view may compromise, or appear to compromise, the independence and objectivity of the independent auditor. Predictable and recurring audit and permitted non-audit services are considered for pre-approval by the Exelon Audit Committee on an annual basis. For any services not covered by these initial pre-approvals, the Audit Committee has delegated authority to the Exelon Audit Committee Chair to pre-approve any audit or permitted non-audit service with fees in amounts less than $500,000. Services with fees exceeding $500,000 require full Committee pre-approval. The Exelon Audit Committee receives quarterly reports on the actual services provided by and fees incurred with the independent auditor. No services were provided pursuant to the de minimis exception to the pre-approval requirements contained in the SEC’s rules.
In 2018 the Exelon Audit Committee reviewed the PricewaterhouseCoopers 2018 Audit Plan and proposed fees and concluded that the scope of audit was appropriate and the proposed fees were reasonable.
The following table presents the fees (in thousands of dollars) for professional services rendered by PricewaterhouseCoopers LLP for the audit of ComEd’s annual financial statements for the years ended December 31, 2018 and December 31, 2017, and fees billed for other services provided during those periods. These fees include an allocation of amounts billed directly to Exelon. The fees include amounts related to the year indicated, which may differ from amounts billed.

	Year Ended Dec. 31, 2018	Year Ended Dec. 31, 2017
Audit Fees(1)	$3,097	$2,755
Audit-Related Fees(2)	7	6
Tax Fees(3)	58	46
All Other Fees(4)	117	69
Total	$3,279	$2,877

(1)
Audit fees include financial statement audits and reviews under statutory or regulatory requirements and services that generally only the auditor reasonably can provide, including issuance of comfort letters and consents for debt and equity issuances and other attest services required by statute or regulation.

(2)
Audit-related fees consist of assurance and related services that are traditionally performed by the auditor such as accounting assistance and due diligence in connection with proposed acquisitions or sales, consultations concerning financial accounting and reporting standards, and audits of stand-alone financial statements or other assurance services not required by statue or regulation.

(3)
Tax fees consist of tax compliance, tax planning, and tax advice and consulting services including assistance and representation in connection with tax audits and appeals, tax advice related to proposed acquisitions or sales, employee benefit plans and requests for rulings or technical advice from taxing authorities.

(4)	All other fees reflect work performed primarily in connection with research and audit software licenses.

Report of the Exelon Audit Committee
Management has primary responsibility for preparing the Company’s financial statements and establishing effective internal controls over financial reporting. PricewaterhouseCoopers LLP (PwC), the Company’s independent auditor for the year ended December 31, 2018, is responsible for auditing those financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal controls over financial reporting based on criteria established in 2013 by the Committee of Sponsoring Organizations of the Treadway Commission.
The Audit Committee has reviewed and discussed with management and PwC the Company’s audited financial statements for the year ended December 31, 2018, including the critical accounting policies applied by the Company in the preparation of these financial statements and PwC’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has also discussed with PwC the matters required to be discussed pursuant to PCAOB standards and had the opportunity to ask PwC questions relating to such matters. PwC has provided to the Audit Committee the written disclosures and PCAOB-required letter regarding its communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PwC the firm’s independence.
In reliance on these reviews and discussions and other information considered by the Committee in its judgment, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in Exelon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.
THE AUDIT COMMITTEE

Anthony K. Anderson, Chair Ann C. Berzin Laurie Brlas	Paul L. Joskow Richard W. Mies

Related Person Transactions
Exelon has adopted a written policy for the review and approval or ratification of related person transactions. Under the policy, the Board reviews transactions, arrangements, or relationships with related persons in which the amount involved exceeds $120,000 and in which any related person had, has, or will have a direct or indirect material interest. In general, related persons are directors and executive officers and their immediate family members, as well as stockholders beneficially owning 5% or more of Exelon’s outstanding stock. The Exelon Office of Corporate Governance presents relevant information on transactions, arrangements, and relationships disclosed to Exelon’s General Counsel for a determination as to the existence of a related person transaction as defined by SEC rules and the policy. Identified related person transactions are submitted to the Exelon Board for approval. The Exelon Board may approve any related person transactions deemed to not be contrary to the best interests of Exelon or its affiliates. There were no related person transactions identified for ComEd during 2018.

Executive Compensation

The compensation of ComEd’s named executive officers (NEOs) is set under the direction of the Compensation and Leadership Development Committee of the Board of Directors of Exelon, generally consistent with Exelon’s overall compensation and benefits programs and policies and is subject to review by the ComEd Board of Directors. A notable difference is that the annual incentive program for ComEd does not include a goal based on Exelon’s operating earnings. The compensation discussion and analysis and compensation disclosure that follows is adapted from the compensation discussion and analysis and compensation disclosure that was included in the 2019 proxy statement for Exelon and includes the information pertaining to ComEd executive compensation. The Compensation and Leadership Development Committee of Exelon provided a report on the compensation discussion and analysis that was included in the proxy statement for Exelon’s 2019 annual meeting and is presented below just before Compensation Discussion and Analysis.
The Compensation and Leadership Development Committee is responsible for setting the Company’s general policy regarding executive compensation to ensure that compensation levels and performance targets for Exelon and its subsidiaries are consistent with Exelon’s compensation philosophy and aligns with its strategic and operating objectives.
The Committee is careful to set goals that are sufficiently difficult to meaningfully incent management performance. In setting the goals, the Committee takes into account input from the Company’s executive officers.
Compensation Consultant
The Exelon Compensation and Leadership Development Committee is authorized to retain and terminate, without Exelon Board or management approval, the services of an independent compensation consultant to provide advice and assistance, as the Committee deems appropriate. The Committee has sole authority to approve the consultant’s fees and other retention terms, and reviews the independence of the consultant and any other services that the consultant or the consultant’s firm may provide to Exelon. The compensation consultant reports directly to the Committee.
The Committee retains the services of Meridian Compensation Partners, LLC (Meridian), an independent compensation consultant to support its duties and responsibilities. Meridian provides advice and counsel on executive and director compensation matters and provides information and advice regarding market trends, competitive compensation programs, and strategies including the following:

•	Market data for each senior executive position, including evaluating Exelon’s compensation strategy and reviewing and confirming the peer group used to prepare the market data;

•	An independent assessment of management recommendations for changes in the compensation structure;

•	Assisting management to ensure the Company’s executive compensation programs are designed and administered consistent with the Compensation Committee’s requirements; and

•	Ad hoc support on executive compensation matters and related governance trends.
The Committee annually reviews the independence of Meridian and approves its fees and other retention terms. In 2018, Meridian provided no other services for Exelon or its affiliates. Fees paid to Meridian were less than 1% of its gross annual revenues.

Compensation and Leadership Development Committee Interlocks and Insider Participation
During 2018 no officers or employees or former officers of ComEd participated in deliberations of the ComEd Board concerning executive officer compensation except Messrs. Crane and Dominguez and Ms. Pramaggiore. Ms. Pramaggiore and Mr. Dominguez were each involved in deliberations concerning the compensation of ComEd executive officers in 2018 other than themselves.
Report of the Exelon Compensation and Leadership Development Committee
The Compensation and Leadership Development Committee is accountable for ensuring that the decisions made about executive compensation are in the best long-term interests of our shareholders consistent with our compensation philosophy. To achieve the objectives of our program, rigorous but balanced metrics directly linked to the Company’s business and strategic goals as informed by feedback received from shareholders help us to continuously improve and strengthen our executive compensation programs. Investor input received on our executive compensation program in 2018 was positive and resulted in no significant changes to our program.
The Compensation and Leadership Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained on pages 30-44 of the Exelon proxy statement. Based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the 2019 Proxy Statement.
THE COMPENSATION AND LEADERSHIP
DEVELOPMENT COMMITTEE
Yves C. de Balmann, Chair
Robert J. Lawless
Linda P. Jojo
Stephen D. Steinour

Compensation Discussion & Analysis
This Compensation Discussion and Analysis (CD&A) discusses ComEd’s 2018 executive compensation program. The program covers compensation for our named executive officers (NEOs) listed below:

ComEd’s Named Executive Officers

JOSEPH DOMINGUEZ	TERRENCE R.* DONNELLY	ANNE ** PRAMAGGIORE	JEANNE JONES	JOSEPH R. *** TRPIK, JR	FIDEL MARQUEZ, JR.	VERONICA GOMEZ	M. MICHELLE BLAISE
Chief Executive Officer, ComEd	President & COO ComEd	Senior, EVP, CEO Exelon Utilities	Senior VP, Chief Financial Officer and Treasurer, ComEd	Senior VP, Financial Governance & Chief Financial Officer, Exelon Utilities	Senior VP, Governmental and External Affairs, ComEd	Senior VP, Regulatory and Energy Policy and General Counsel, ComEd	Senior VP, Technical Services

* President and Chief Executive Officer, ComEd June 12, 2018 through August 1, 2018
**President and Chief Executive Officer, ComEd through June 11, 2018
***Senior VP, Chief Financial Officer and Treasurer, ComEd through June 11, 2018
Ms. Pramaggiore and Mr. Dominguez are named executive officers of ComEd and they are also considered executive officers of Exelon. Their compensation is structured like the compensation of Exelon’s executive officers, based in part on overall Exelon goals as well as ComEd goals. Their compensation is not recovered in ComEd’s rates. The other ComEd named executive officers participate in compensation programs designed to align their interests with ComEd’s customers and other stakeholders.
2018 Leadership Changes
In 2018, ComEd announced leadership changes to further strengthen and position the Company for future growth. As a result, this year’s proxy includes eight NEOs that include two new NEOs.

•	Mr. Dominguez was promoted to CEO of ComEd when Ms. Pramaggiore was promoted to the role CEO of Exelon Utilities. Donnelly served as the interim CEO.

•	Ms. Jones was promoted to Senior VP, CFO and Treasurer of ComEd when Mr. Trpik was promoted to SVP Financial Goverance & CFO, Exelon.
Executive Summary
Business and Strategy Overview, Value Proposition and Performance Highlights
ComEd’s Business Overview
Commonwealth Edison, better known as ComEd, is one of the largest electric utility companies in the nation, responsible for delivering safe and reliable power to approximately 4 million homes and businesses across northern Illinois. The company manages a network of 90,000 miles of power lines, 1.3 million poles and 1,300 substations that make up the electrical infrastructure of the nation’s third largest metropolitan region. ComEd has a dedicated workforce of more than 6,000 employees.
ComEd's service territory borders Iroquois County to the south (roughly Interstate 80), the Wisconsin border to the north, the Iowa border to the west and the Indiana border to the east.
ComEd’s Values
We are dedicated to safety.
We actively pursue excellence.
We innovate to better serve our customers.
We act with integrity and are accountable to our communities and the environment.
We succeed as an inclusive and diverse team.

ComEd’s Company Performance

ComEd started on January 2, 2018, CARE which is accepting applications for Residential Special Hardship (RSH) and CHAMP grants. The Future Energy Jobs Act (FEJA) for ComEd customers facing financial hardships and disconnection may be eligible for a portion of the $10 million available in annual CARE grants. This is part of a five-year, $50 million commitment to help customers in need, and are a continuation of the program originally created by the Smart Grid law enacted in 2011.

ComEd reflected higher utility earnings due to electric distribution and energy efficiency.

ComEd also achieved best on record performance in call center satisfaction for 2018.
Executive Compensation Program Highlights

What We Do	What We Don’t Do
•    Pay for performance - 90% of CEO pay and an average of 81% of NEO pay is at risk
•    Require Directors and executive officers to maintain significant stock ownership – 6X base salary for CEO and 3X for other NEOs
•    Mitigate undue risk in compensation programs (e.g., incentive awards are capped) and conduct an annual risk assessment of the compensation programs
•    Require double-trigger for change-in-control benefits – change-in-control plus termination
•    Retain an independent compensation consultant to advise the Compensation Committee
•    Evaluate management succession and leadership development efforts annually
•    Provide limited perquisites based on sound business rationale
•    Seek shareholder feedback on executive compensation programs, engaged with holders of approximately 40% of our shares in 2017
•    Prohibit hedging transactions, short sales, derivative transactions or pledging of Company stock
•    Require executive officers to trade through 10b5-1 trading plans or obtain pre-approval before trading Exelon stock
•    Annually assess our programs against peer companies and best practices
•    Set appropriate levels of “stretch” in incentive targets, based on industry performance and/or Exelon’s business plan
•    Provide for discretionary clawbacks of incentive compensation paid or payable to current and former executives under certain circumstances
•    Conduct annual review by an independent third party of pay equity to maintain no systemic pay disparity

•    No guaranteed minimum payout of AIP or LTIP programs
•    No employment agreements
•    No excise tax gross-ups for change-in-control agreements
•    No dividend-equivalents on PShares
•    No inclusion of the value of LTIP awards in pension or severance calculations
•    No additional credited service under supplemental pension plans since 2004
•    No option re-pricing or buyouts

CEO
The Compensation Committee approved the following compensation for the ComEd CEO:

NEOs

The majority of target compensation paid to ComEd’s NEOs is tied to the achievement of short- and long-term financial and operational goals. A significant portion is paid in the form of Exelon equity with all components except for salary being
“at-risk.”

Exelon’s Executive Compensation Program Philosophy and Objectives
The goal of our executive compensation program is to retain and reward leaders who create long-term value for our shareholders by delivering on objectives that support the Company’s long-term strategic plan.
The design of our executive compensation program is based on aligning the incentives of our high-quality leaders, who effectively manage a company of Exelon’s size and complexity, with the interests of our shareholders. This is accomplished by using metrics and goals that are directly linked to the Company’s strategy and performance.
We believe consistent execution of our strategy over multi-year periods will drive long-term shareholder value creation. Moreover, our program is structured to motivate measured, but sustainable and appropriate, risk-taking.

Manage for the Long-term The Board manages for the long-term and makes pay decisions that are in the best long-term interests of the Company and shareholders.	Alignment with Shareholders Compensation is directly linked to performance and is aligned with shareholders by having a majority of NEO pay at risk in both short- and long-term incentives.	Extensive Shareholder Engagement We engage directly with shareholders and take responsive actions to improve our compensation programs based on year-round feedback.

Market Competitive
Our NEOs’ pay levels are set by taking into consideration multiple factors, including peer group market data, internal equity comparisons, experience, succession planning, performance and retention.
	Stock Ownership Guidelines Executives are required to meet and maintain significant stock ownership requirements. ComEd’s CEO’s and other NEO’s requirement is 2X base salary.	Balance The portion of NEO pay at risk rewards the appropriate balance of short- and long-term financial and strategic business results.

AIP Goal Rigor and Process Used to Set Goals
The goal-setting process employs a multi-layer approach and analysis that incorporates a blend of objective and subjective business considerations and other analytical methods to ensure that the goals are sufficiently rigorous. Such considerations include:

•	Recent History - Goals generally reflect a logical progression of results from the recent past

•	Relative Performance - Performance is evaluated against a relevant group of the Company’s peers

•	Strategic Aspirations - Near- and intermediate-term goals follow a trend line consistent with long-term aspirations

•	Shareholder Expectations - Goals are aligned with externally communicated financial guidance and shareholder expectations

•	Sustainable Sharing - Earned awards reflect a balanced degree of shared benefits between shareholders and participants

Compensation Decisions - Roles of Board, Compensation Committee and CEO and Independent Compensation Consultant

• CEO compensation decisions are made by the independent members of the Board, based on recommendation of the Compensation Committee. • Other NEO compensation decisions are made by the ComEd CEO.
Setting Target Total Direct Compensation (TDC) for the CEO…
One of the Compensation Committee’s most important responsibilities is to recommend the CEO’s target total direct compensation to the independent Directors of the Board. The Compensation Committee fulfills this responsibility by analyzing peer group compensation and performance data with its independent compensation consultant. The Committee also reviews the various elements of the CEO’s compensation in the context of the target TDC which includes base salary, annual and long-term incentive target opportunities.
…and for Our NEOs
The ComEd CEO analyzes a variety of data to gauge market competitiveness, including peer group compensation and performance data with its independent compensation consultant. TDC can vary by named executive officer based on competencies and skills, scope of responsibilities, the executive’s experience and performance, retention, succession planning and the organizational structure of the businesses (e.g., internal alignment and reporting relationships).
Role of the Compensation Consultant
The Compensation Committee retains the services of Meridian Compensation Partners, LLC (Meridian), an independent compensation consultant to support its duties and responsibilities. Meridian provides advice and counsel on executive and director compensation matters and provides information and advice regarding market trends, competitive compensation programs, and strategies including as described below.

✓    Market data for each senior executive position, including evaluating Exelon’s compensation strategy and reviewing and confirming the peer group used to prepare the market data
✓    An independent assessment of management recommendations for changes in the compensation structure
✓ Assisting management to ensure the Company’s executive compensation programs are designed and administered consistent with the Compensation Committee’s requirements	✓ Ad hoc support on executive compensation matters and related governance trends
The Compensation Committee annually reviews the independence of Meridian and approves its fees and other retention terms. In 2018, Meridian provided no other services for Exelon or its affiliates. Fees paid to Meridian were less than 1% of its gross annual revenues.
Peer Groups Used for Benchmarking Executive Compensation
We use a blended peer group for assessing our executive compensation program that consists of two sub-groups: energy services peers and general industry peers. We use a blended peer group because (1) there are not enough energy services peers with size, scale and complexity comparable to Exelon to create a robust energy services-only peer group, and (2) Exelon’s market for attracting talent includes general industry peers, with recent key executives hired from companies such as Johnson & Johnson and Proctor & Gamble. When selecting general industry peers, we look for capital asset-intensive companies with size, scale and complexity similar to Exelon, and we also consider the extent to which they may be subject to the effects of volatile commodity prices similar to Exelon’s sensitivity to commodity price volatility. Exelon evaluates its peer group on an annual basis in July and adjusts for changes with our energy and general industry peers when needed. For 2019, Exelon will take into account the bankruptcy filing of PG&E and the expected spin-off of DowDuPont.
Exelon’s revenues are at the 80th percentile of the following blended peer group comprising 20 companies.

•
    Energy Services – Beginning in 2017, we included the following 11 energy services companies in our peer group even though seven of these companies had 2017 revenues that were less than half of Exelon's revenues:

American Electric Power Company, Inc.	Dominion Energy, Inc.	Duke Energy Corporation	Edison International	Entergy Corporation
FirstEnergy Corporation	NextEra Energy, Inc.	PG&E Corporation	Public Service Enterprise Group Inc.	Sempra Energy
The Southern Company

•	General Industry – Beginning in 2017, we included the following general industry peers in our peer group:

3M Company	Deere & Company	DowDuPont	General Dynamics Corporation	Honeywell International Inc.
International Paper Company	Marathon Petroleum Company	Northrop Grumman Corporation	Valero Energy Corporation
Because there is a correlation between the size of an organization and its compensation levels, market data is statistically adjusted using a regression analysis. This commonly applied technique allows for a more precise estimate of the market value of ComEd given the size/scope of responsibility for ComEd’s executive roles. Each element of NEO compensation is then compared to these size-adjusted medians of the peer group.
2018 Say-on-Pay Vote Outcome and Shareholder Engagement
The Compensation Committee regularly reviews executive compensation, taking into consideration input received through Exelon’s regular and ongoing practice to engage with its investors. Feedback is typically solicited throughout the year in connection with the annual meeting of shareholders and the Compensation Committee’s review of the executive compensation program.
During 2018, Exelon contacted the holders of nearly 40% of our outstanding shares. Portfolio managers and governance professionals that accepted our offer to engage included a significant cross-section of our shareholder base, representing approximately one-third of Exelon’s outstanding shares. The Chair of Exelon’s Compensation Committee participated in many of the discussions held with shareholders in 2018, and feedback received was shared with the Compensation Committee, the Corporate Governance Committee, and the Board.
No substantive changes to our executive compensation program were requested through our engagement discussions. Feedback indicated that investors remain supportive of Exelon’s executive compensation program and design as demonstrated by our 2018 say-on-pay vote result of 93%.

Compensation Decisions and Rationale
2018 Compensation Program Structure
In keeping with Exelon’s executive compensation philosophy to motivate and reward leaders that create long-term value for our shareholders, the Compensation Committee designed Exelon’s 2018 compensation program, which is summarized below. Primary compensation elements include fixed and variable components:

Pay Element	Form	Performance			Purpose
Salary	Cash	Merit Based			• Provides portion of income stability at competitive, market-based levels
Annual Incentive Plan	Cash	• 1 Year • For Mr. Dominguez, based on 25% Exelon adjusted non-GAAP operating EPS and 75% ComEd metrics • For all other NEOs, based solely on ComEd metrics • TSR Cap if negative 1-year absolute TSR
•       Motivates executives to achieve key annual financial and operational objectives using adjusted (non-gaap) operating EPS and operational goals that reflect commitment to become the leading diversified energy provider
•       Aligns with shareholder interests by capping payouts for any annual period with negative TSR results

Long-Term Incentive Plan	Performance Shares (67% of LTIP)	Cumulative Performance	2018-2020 Scorecard	• Utility Earned ROE (33.3%) • Utility Net Income (33.3%) • Exelon FFO/Debt (33.4%)
•       Drives executive focus on long-term goals supporting utility growth, financial results, and capital stewardship to drive behavior and align with shareholder interests
•       Includes relative comparison of TSR to market index and caps if absolute TSR is negative over the last 12 months of the performance cycle to further align with shareholder interests
•          Shareholder friendly feature which provides a double-layer of shareholder protection over both 1- and 3- year basis
•          Provides executive with market competitive time-based restricted stock, diversifying the LTI portfolio

			2018-2020 Modifier	• Point- for-point relative TSR Modifier (3-year period) • TSR Cap if negative 1-year absolute TSR
	Restricted Stock (33% of LTIP)	Vest One-Third Per Year Over 3 Years

2018 Target Compensation
The table below lists the target value of the compensation elements for each NEO as of December 31, 2018.

	Cash Compensation			Long-Term Incentives
Name	Base	AIP Target	Target Total Cash	RSUs 33% of LTIP	PShares 67% of LTIP	Target Total LTIP	Target Total Direct Compensation
Dominguez	$594,500	75%	$1,040,375	$372,900	$757,100	$1,130,000	$2,170,375
Donnelly	458,145	55%	710,125	161,040	326,960	488,000	1,198,125
Pramaggiore*	656,820	70%	1,116,594	321,301	652,339	973,640	2,090,234
Jones	330,500	45%	479,225	112,530	228,470	341,000	820,225
Trpik*	371,571	45%	538,778	112,530	228,470	341,000	879,778
Marquez	367,068	45%	532,249	112,530	228,470	341,000	873,249
Gomez	339,075	50%	508,613	112,530	228,470	341,000	849,613
Blaise	330,236	45%	478,842	100,650	204,350	305,000	783,842
*Ms. Pramaggiore and Mr. Trpik amounts reflect the total direct compensation prior to transfers to Exelon Corporation.
Promotion-Based Compensation Adjustments
Mr. Dominguez received a restricted stock retention award of 30,000 shares with a grant date fair market value of $1,260,000.

Mr. Donnelly received a restricted stock retention award of 10,000 shares with a grant date fair market value of $409,900.

Ms. Jones received adjustments to her compensation components including base salary and annual and long-term incentive target awards based on market data for their new positions.
•    Base salary was adjusted to $330,500, representing an increase of 20.2%
•    Annual incentive target was increased to 45% of base salary, from 40%
•    Long-term incentive target was increased to a value of $341,000, from $226,000

Performance share cycles: Consistent with 2018 promotion-based award methodology, Ms. Jones also received incremental awards to bring her target values to $228,470 for the two outstanding performance share cycles of 2016-2018 and 2017-2019.

Beginning in 2019, executives who are promoted during the first six months of the year will receive an adjustment to only that year’s current performance share award to reflect the increased scope and responsibilities for the new role.

Cash Compensation
2018 Base Salary Review and Adjustments
Base salaries for Exelon’s executive officers, including the ComEd CEO, are set by the Compensation Committee and adjusted following an annual market assessment of peer group compensation. Base salaries may be adjusted (1) as part of the annual merit review or (2) based on a promotion or significant change in job scope. The Compensation Committee considers the results of the annual market assessment in addition to the following factors when contemplating a merit review: individual performance, scope of responsibility, leadership skills and values, current compensation, internal equity, and legacy matters.
In January 2018 as part of its annual merit review, the Compensation Committee and the ComEd CEO (with respect to the other NEOs) approved a 2.0%-3.5% increase in base salary for each ComEd NEO effective March 1, 2018, as part of the annual merit review.

Annual Incentive Program
ComEd’s AIP metrics are linked to ComEd’s business goals and strategic focus areas. They include:

•	Financial discipline (total operations and maintenance (O&M) expense and capital expenditures) (35%);

•	Operational excellence (adopting safety best practices, outage duration and frequency) (30%); and

•	Customer and key stakeholder satisfaction (EIMA reliability metrics index, service levels, call center satisfaction and customer satisfaction index) (35%)
The Compensation Committee used the following process to determine 2018 AIP awards for each NEO:

Step 1	Step 2	Step 3	Step 4

Set AIP Target	Determine Performance Factor	Determine Individual Performance Multiplier (IPM) and Negative TSR Cap	Apply Final Multiplier
• Expressed as percentage of base salary, as of 12/31/18 • CEO annual incentive target of 75% • Other NEO annual incentive targets range from 45% to 55%	• For Mr. Dominguez, based on 25% Exelon adjusted non-GAAP operating EPS and 75% ComEd metrics • NEOs, based solely on ComEd metrics.
•       Measures individual performance
•         Ranges from 50% to 110% (target of 100%)
•          Mr. Dominguez is not eligible for an IPM. IPMs are determined by Mr. Dominguez for other NEOs.
•         If Exelon’s absolute TSR for the year is negative, AIP payout will be capped at target (100%)

•       Multiply the target award by the lesser of (i) the performance factor or (ii) the negative TSR cap if applicable
•         Multiply the outcome by the IPM
•       Award can range from 0% to 200% of target (target of 100%)

2018 Performance. The following table details the 2018 threshold, target, and distinguished or maximum performance goals, and the results achieved. The Compensation Committee selected the performance metrics below as they align with the long-term business strategy.

Goals	Threshold	Target	Distinguished	2018 Results	Unadjusted Payout as a % of Target
Adjusted (non-GAAP) Operating Earnings Per Share (EPS)*	$2.84	$3.07	$3.43	$3.12	113.89%
ComEd Total O&M Expense 2018 ($M)	$1,017.2	$968.8	$871.9	$935.4	134.47%
ComEd OSHA Recordable Rate 2018	3.0	4.0	6.0	6.00	200.00%
ComEd Outage Frequency (SAIFI) 2018	0.84	0.65	0.62	0.61	200.00%
ComEd Outage Duration (CAIDI) 2018	94	82	80	81	150.00%
ComEd Service Level 2018	86.1	90.7	94.1	92.5	152.94%
ComEd Call Center Satisfaction 2018	80.0	84.2	87.0	85.5	146.43%
ComEd Customer Satisfaction Index 2018	7.58	7.98	8.06	8.04	171.43%
ComEd EIMA Reliability Metrics Index 2018	50%	100%	200%	180%	180.00%
* Mr. Dominguez is the only NEO with an Adjusted (non-GAAP) Operating Earnings Per Share (EPS) measurement component.

The following table shows how the formula was applied and the actual amounts awarded. The Compensation Committee made no changes to the NEOs targets for the AIP. The Compensation Committee applied negative discretion to limit ComEd NEO payouts to 133.89% of target.

NEO	AIP Target	Formulaic Performance Factor	Individual Performance Multiplier (IPM)	Actual Award
Dominguez	$445,875	133.89%	100%	596,982
Donnelly	251,980	133.89%	105%	354,245
Pramaggiore*		Not Applicable
Jones	148,725	133.89%	100%	199,128
Trpik, Jr.*		Not Applicable
Marquez, Jr.	165,181	133.89%	100%	221,161
Gomez	169,538	133.89%	105%	238,344
Blaise	148,606	133.89%	105%	208,917
*Ms. Pramaggiore and Mr. Trpik did not receive AIP payouts as ComEd executives. Their awards were awarded for their Exelon roles and are based on Exelon salary and performance metrics. Ms. Pramaggiore and Mr. Trpik received Exelon payouts of $885,417 and $255,314, respectively.
2018 Long-Term Incentive Program (LTIP)
The Compensation Committee annually grants equity incentive awards at its meeting in January. On January 29, 2018, the Compensation Committee approved awards of restricted stock units (RSUs) and performance shares (PShares) shown in detail in the Grants of Plan-Based Awards table below.
Restricted Stock Units. RSUs granted to NEOs vest ratably over three years. Dividend equivalents with respect to RSUs are reinvested as additional RSUs and are subject to the same vesting conditions as the underlying RSUs.
Performance Share Units. A target number of PShares was granted in January 2018 to each NEO, the earning of which is contingent on performance for the three-year period ending on December 31, 2020. The following equally-weighted performance measures underlying these awards include Utility Net Income, Utility Earned ROE, and Exelon FFO/Debt, which are the same performance metrics underlying the 2016-2018 and 2017-2019 performance cycles. The 2016-2018 performance cycle was the last cycle that reflected a transition to the use of one three-year performance cycle that began in 2016. In addition to the financial measures shown below, any awards earned are then subject to a total shareholder return modifier that factors in the relative performance of Exelon compared to the performance of the UTY index. See below for the rationale behind the selection of the performance goals used for PShares.

How Performance Share (PShare) Awards Are Determined
The Compensation Committee used the following process to determine PShare targets and awards:

Step	Step	Step	Step	Step
1	2	3	4	5

Establish PShare Target Target set in January of the first year of the performance cycle	Determine Performance Multiplier Based on performance achieved over the cycle Performance can range from 0% to 150% of target (target of 100%)	Determine TSR Modifier Subtract the performance of the UTY from Exelon’s absolute TSR performance over the three-year performance period (e.g., 2018-2020)
Calculate Final
Multiplier
Multiply the performance multiplier by (1 + the TSR modifier)
If Exelon’s absolute TSR for the final 12 months of the measurement period is negative, PShare payout will be capped at target
				Apply Final Multiplier Apply the final multiplier to determine the number of shares issued Award can range from 0% to 200% of target (target of 100%) after application of the TSR modifier
Payout Determinations for the 2016-2018 PShare Cycle
The Compensation Committee approved a payout of 169.82%, based on the weighted average performance of the one-year scorecard measuring 2016 performance and the two-year scorecard for 2017-2018 and the application of a positive TSR modifier of 43.70% based on 2016-2018 TSR performance.

Year	Scorecard Performance	Weighted Average Performance	TSR Modifier	Overall Award Payout
2016	125.00%	118.18%	43.70%	169.82%
2017-2018	114.77%

The following table shows how the formula was applied and the actual amounts awarded.

NEO	Target Shares		Performance Factor		Actual Award
Dominguez	26,094	x	169.82%	=	44,313
Donnelly	12,039	x	169.82%	=	20,445
Pramaggiore	Not Applicable
Jones	5,778	x	169.82%	=	9,812
Trpik	Not Applicable
Marquez	8,413	x	169.82%	=	14,287
Gomez	7,415	x	169.82%	=	12,592
Blaise	7,524	x	169.82%	=	12,777
*Ms. Pramaggiore and Mr. Trpik did not receive PShare payouts as ComEd executives. Ms. Pramaggiore and Mr. Trpik received Exelon payouts of 63,815 and 14,781, respectively.
Pursuant to the terms of the long-term incentive program, all NEOs that have achieved 200% or more of their stock ownership targets receive PShare award payouts in cash. Other PShare participants who have not achieved 200% of their stock ownership targets receive PShare award payouts settled 50% in shares of Exelon common stock and 50% in cash.
Long-term Incentive Program Goal Setting Process
The Compensation Committee strives to set challenging financial performance targets that drive and motivate executives to achieve long-term success, shareholder value, and to help ensure key talent is retained. For the LTIP program, the Compensation Committee selects metrics that are directly tied to the Company’s financial strategies and are proven measures of long-term value creation. Financial targets are based on our internal business plans and external market factors.

Goal-Setting for 2019-2021 Performance Share Award Cycle
To ensure adequate rigor for the financial targets applicable to the 2019-2021 PShare performance cycle, we conducted statistical simulations to understand the level of difficulty of our payout range. We conducted a sensitivity analysis of reasonable value ranges for several internal and external variables that are significant drivers of performance, and we also examined historical levels of deviation of Company performance compared to plan.
PShare Goal Setting
The three-performance metrics underlying the 2019-2021 PShare awards include the following:

Utility Earned ROE (33.3%)	Utility Net Income (33.3%)	Exelon FFO/Debt (33.4%)
Average utility ROE weighted by year-end rate base	Aggregate utility adjusted (non-GAAP) operating earnings, including Corporate	Funds from operations to total debt ratio
The Utility Return on Equity (ROE) and Utility Net Income use interpolation between threshold, target, and distinguished levels of performance whereas the Funds From Operations (FFO)/Debt metric uses a “stair-step” approach with no interpolation between the performance levels. Performance will be evaluated at the end of 2020 after the completion of the three-year performance period. This is part of the transition to the three-year performance period.
PShare targets were set based on external commitments and/or probabilistic modeling. The performance scale range for the Utility Net Income and Utility ROE metrics was based on the following probability levels of achievement: 95% for threshold and 5% for distinguished and the target is aligned with projected performance. The target for Exelon FFO/Debt metric is aligned with the expectations of credit rating agencies.
To safeguard the confidentiality of our long-term outlook on projected performance outcomes in light of changes in our industry and with our peer companies, as well as the overall utility and power generation markets, we do not disclose actual targets applied to the performance share unit cycles until the cycles have been completed. This maintains the propriety of our policy to only issue annual performance guidance externally.
Governance Features of Our Executive Compensation Programs
Stock Ownership and Trading Requirements
To strengthen the alignment of executive interests with those of shareholders, officers of the Company are required to own certain amounts of Exelon common stock by the later of (1) five years following an adjustment made to the guidelines (last adjustments made in 2012) or (2) his or her employment or promotion to a new position. As of the annual measurement date of September 30, 2018, all NEOs had exceeded 200% of their stock ownership guidelines as shown in the following chart:
*Ms. Pramaggiore’s and Mr. Trpik’s stock ownership requirements are reflective of their role as ComEd executives.

The following types of ownership count towards meeting the stock ownership guidelines: restricted shares and restricted stock units, shares held in the Exelon Deferral Plan, dividend reinvestment plan, 401(k) Employee Savings Plan, and common shares beneficially owned directly or indirectly. For additional details about NEO stock ownership, please see the Beneficial Ownership Table below.
Exelon requires executive vice presidents and above who wish to sell Exelon common stock to do so only through the adoption of a stock trading plan meeting the requirements of SEC Rule 10b5-1(c). This requirement is designed to enable officers to diversify a portion of their holdings in excess of the applicable stock ownership requirements in an orderly manner as part of their personal financial plans. The use of Rule 10b5-1 stock trading plans serves to reduce the risks that such transactions will be viewed negatively or as commentary with respect to the future value of Exelon’s stock. In addition, the use of Rule 10b5-1 stock trading plans are believed to reduce the potential for accusations of trading on the basis of material, non-public information, which could damage the reputation of the Company. Exelon’s stock trading policy does not permit short sales, hedging or pledging.
Recoupment (Clawback) Policy
The Board of Directors revised its recoupment policy in 2018 to broaden the discretionary ability to clawback incentive compensation when deemed appropriate. Under the policy, the Board has sole discretion to recoup incentive compensation if it determines that:

•	the incentive compensation was based on the achievement of financial or other results that were subsequently restated or corrected;

•	the incentive plan participant engaged in fraud or intentional misconduct that caused or contributed to the need for restatement or correction;

•	a lower incentive plan award would have been made to the participant based on the restated or corrected results; and

•	recoupment is not precluded by applicable law or employment agreements.
The Board or Compensation Committee may also seek to recoup incentive compensation paid or payable to current or former incentive plan participants if, in its sole discretion, the Board or Compensation Committee determine that:

•
the current or former incentive plan participant breached a restrictive covenant or engaged or participated in misconduct or intentional or reckless acts or omissions or serious neglect of responsibilities that caused or contributed to a significant financial loss or serious reputational harm to Exelon or its subsidiaries regardless of whether a financial statement restatement or correction of incentive plan results was required; and

•	recoupment is not precluded by applicable law or employment agreements.
In addition, the terms of the annual incentive plan provide that the Compensation Committee and management may curtail awards if there is a “significant event,” which is defined as a single, high-profile event caused by a failure of Exelon that is determined to have been directly or indirectly caused by a human error or poor management attention. Significant events may include a single high-profile outage or another event that may result in negative customer and media impact or a significant adverse governmental or regulatory action.
The Compensation Committee may also apply negative discretion to unvested equity incentive awards if a significant event or other occurrence is determined to have a similar impact on the Company. Similarly, the terms of the long-term incentive plan provide that the Compensation Committee may amend or adjust the performance measures or other terms and conditions of outstanding awards in the event of unusual or nonrecurring events affecting the Company or its financial statements or changes in law or accounting principles.
Risk Management Assessment of Compensation Policies and Practices
The Compensation Committee reviews Exelon’s compensation policies and practices as they relate to the Company’s risk management practices and risk-taking incentives. In 2018, the Compensation Committee partnered with Exelon’s Enterprise Risk Management group to apply the enterprise risk management policy and framework to the compensation risk assessment process to assess and validate that the controls in place continued to mitigate incentive compensation risks.

Following this assessment, the Committee believes that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on Exelon. In this regard, the Compensation Committee considered the following compensation program features, which balance the degree of risk taking.

•	The annual incentive plan includes multiple incentive performance measures with a balance of financial and non-financial metrics.

•	Long-term incentives include multiple vehicles and performance metrics and three-year overlapping performance periods that are aligned with long-term stock ownership requirements.

•	Incentive metrics, performance goals, and capital allocation require multiple approval levels and oversight.

•	Total compensation pay mix includes effective and market aligned balance of short- and long-term incentive compensation elements.

•	Incentive compensation is balanced by formulaic and discretionary funding.

•	Short- and long-term incentive awards contain award caps or modifiers.

•	Reasonable change-in-control and severance benefits are within common market norms.

•	Clawback provisions exceed regulatory mandates.

•	Consistent and meaningful stock ownership requirements create sustained and consistent ownership stakes.
Tax Consequences
On December 22, 2017, the Tax Cuts and Jobs Act (Tax Act) was signed into law and included significant changes to expand the scope of the executive compensation rules in Section 162(m) of the Internal Revenue Code that limit deductible compensation to $1 million for covered employees. Pursuant to the Tax Act, the types of compensation subject to the $1 million limitation has been expanded beyond salary, restricted stock and RSUs to include performance-based compensation such as AIP and PShare awards. The Tax Act also expanded the definition of covered employee to include the CFO and sustains the classification as a covered employee in perpetuity even after death through severance and post-death payments. Finally, the application of the $1 million limitation has been expanded to include covered employees at Exelon’s corporate registrants with publicly traded debt in addition to those with publicly traded equity as required prior to the Tax Act. Under the new law, Exelon has eight registrants that now fall within the scope of Section 162(m). The IRS and Treasury have issued a preliminary notice to assist with interpreting the technical aspects of the new law and expect to issue regulations in 2019 to provide further guidance.

Executive Compensation Data
Summary Compensation Table

Year	Salary ($)	Bonus ($) (Note 1)	Stock Awards ($) (Note 2)	Non-Equity Incentive Plan Compensation ($) (Note 3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (Note 4)	All Other Compensation ($) (Note 5)	Total ($)
Joseph Dominguez
Chief Executive Officer, ComEd
2018	$228,654	$ —	$1,260,000	$596,982	$141,797	$128,660	$2,356,093
Terence R. Donnelly
President and Chief Operating Officer, ComEd
2018	455,682	$16,869	897,956	337,376	170,457	38,403	1,916,743
2017	442,459	59,357	488,037	293,569	147,706	35,065	1,466,193
2016	429,620	34,181	488,038	341,811	164,202	40,811	1,498,663
Anne R. Pramaggiore
Senior Executive Vice President and Chief Financial Officer, Exelon Utilities
2018	302,917	—	973,697	—-	194,694	23,503	1,494,811
2017	636,878	—	973,657	514,544	143,791	64,103	2,332,973
2016	616,429	100,000	1,315,251	570,880	146,938	38,205	2,787,703
Jeanne Jones
Senior Vice President and Chief Financial Officer and Treasurer, ComEd
2018	177,962	—	295,523	199,128	48,296	22,375	743,284
Joseph R. Trpik, Jr.
Senior Vice President Financial Governance & CFO, Exelon Utilities
2018	169,658	—	341,019	—	86,736	13,316	610,729
2017	359,415	39,764	341,044	195,278	73,336	32,825	1,041,662
2016	347,889	22,627	341,048	226,270	76,897	31,908	1,046,639
Fidel Marquez, Jr.
Senior Vice President, Governmental and External Affairs, ComEd
2018	358,652		341,019	221,160	161,916	46,477	1,129,224
2017	358,284	—	341,044	194,330	476,672	49,620	1,419,950
2016	349,578	26,368	341,048	227,368	498,307	52,049	1,494,718
Veronica Gomez
Senior Vice President, Regulatory and Energy Policy and General Counsel, ComEd
2018	337,399	11,349	341,019	226,994	57,578	19,883	994,222
2017	330,000	19,800	341,044	198,000	51,813	19,184	959,841
M. Michelle Blaise
Senior Vice President, Technical Service
2018	328,175	9,948	305,031	198,969	125,658	34,094	1,001,875
Notes to the Summary Compensation Table

(1)	In recognition of their overall performance, Mr. Donnelly, Ms. Gomez and Ms. Blaise received an individual performance multiplier to their annual incentive payments.

(2)
The amounts shown in this column include the aggregate grant date fair value of restricted stock unit and performance share unit awards for the 2018-2020 performance period granted on January 31, 2018 as well as the promotion-related awards for Ms. Jones made on June 11, 2018 and retention – related awards for Mr. Donnelly and Mr. Dominguez made on June 1,2018 and August 1, 2018 respectively. The grant date fair values of the stock awards have been computed in accordance with FASB ASC Topic 718 using the assumptions described in Note 20 of the Combined Notes to Consolidated Financial Statements included in Exelon’s 2018 Annual Report on Form 10-K. The performance share unit awards are subject to performance conditions. For the 2018-2020 performance share unit award, the grant date fair value and the value assuming the highest level of performance, including the maximum total shareholder return multiplier, is as follows:

	Performance Share Unit Value
	At Target	At Maximum
Dominguez	$—	$—
Donnelly	326,993	653,986
Pramaggiore	652,377	1,304,754
Jones	295,523	591,046
Trpik	228,485	456,970
Marquez, Jr.	228,485	456,970
Gomez	228,485	456,970
Blaise	204,376	408,752

(3)	The amounts shown in this column for 2018 represent payments made pursuant to the Annual Incentive Plan.

(4)
The amounts shown in this column represent the change in the accumulated pension benefit for the NEOs from December 31, 2017 to December 31, 2018. None of the NEOs had above market earnings in a non-qualified deferred compensation account in 2018.

(5)	All Other Compensation: The following table describes the incremental cost of other benefits provided in 2018 that are shown in this column.
ALL OTHER COMPENSATION

Name	Perquisites ($) (Note 1)	Reimbursement for Income Taxes ($) (Note 2)	Company Contributions to Savings Plans ($) (Note 3)	Company Paid Term Life Insurance Premiums ($) (Note 4)	Total ($)
Dominguez	$47,292	$71,890	$7,588	$1,890	$128,660
Donnelly	11,185	—	22,492	4,726	38,403
Pramaggiore	5,843	275	15,305	2,080	23,503
Jones	12,168	325	9,381	501	22,375
Trpik Jr.	3,315	248	8,196	1,557	13,316
Marquez, Jr.	24,526	—	18,379	3,572	46,477
Gomez	7,182	166	9,950	2,585	19,883
Blaise	16,840	173	13,925	3,155	34,093
Notes to All Other Compensation Table

(1)
Amounts reported for personal benefits provided to NEOs include: (1) transportation related benefits (including parking, spousal and family travel); and (2) other benefits (including personal financial planning, company gifts, and matching charitable contributions, and physical examinations). Amounts reported for Mr. Dominguez included $41,572 for relocation.

(2)
ComEd provides reimbursements of tax obligations incurred when: employees are required to work outside their state of home residence and encounter double taxation in states and localities where tax credits are not permitted in home state tax filings; business-related spousal travel involves personal benefits and income is imputed to the employee and for required relocation and housing/living expenses incurred in compliance with regulatory requirements.

(3)
The amounts represent the company matching contributions to the NEOs’ accounts. Each of the named executive officers participated in the company’s 401(k) Plan. Each of the named executive officers excluding Mr. Dominguez, Ms. Jones, Ms. Gomez, and Ms. Blaise participated in the Deferred Compensation Plan. The 401(k) plan is available to all employees and the annual contribution for 2018 was generally limited by IRS rules to $18,000. NEOs and other officers may participate in the Deferred Compensation Plan, into which payroll contributions in excess of the specified IRS limit are credited under the separate, unfunded plan that has the same portfolio of investment options as the 401(k) plan.

(4)
ComEd provides basic term life insurance, accidental death and disability insurance, and long-term disability insurance to all employees, including NEOs. The values shown in this column include the premiums paid during 2018 for additional term life insurance policies for the NEOs and for additional supplemental accidental death and dismemberment insurance and long-term disability over and above the basic coverage provided to all employees.

Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Note 1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (Note 2)
Name	Grant Date	Threshold ($)	Plan ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares or Units (#) (Note 3)	Grant Date Fair Value of Stock and Option Awards ($) (Note 4)
Dominguez	8/01/2018	$11,147	445,875	891,750
	8/01/2018							30,000	$1,260,000
Donnelly	1/29/2018	3,150	251,980	503,960
	1/29/2018				1,422	8,531	17,062		326,993
	1/29/2018							4,202	161,063
	6/01/2018							10,000	409,900
Pramaggiore	1/29/2018	11,214	448,560	897,120
	1/29/2018				2,837	17,020	34,040		652,377
	1/29/2018							8,383	321,320
Jones	6/11/2018	1,859	148,725	297,450
	6/11/2018				1,234	7,401	14,802		295,523
Trpik, Jr.	1/29/2018	2,034	162,732	325,464
	1/29/2018				994	5,961	11,922		228,485
	1/29/2018							2,936	112,534
Marquez, Jr.	1/29/2018	2,065	165,181	330,362
	1/29/2018				994	5,961	11,922		228,485
	1/29/2018							2,936	112,534
Gomez	1/29/2018	2,119	169,538	339,076
	1/29/2018				994	5,961	11,922		228,485
	1/29/2018							2,936	112,534
Blaise	1/29/2018	1,858	148,606	297,212
	1/29/2018				889	5,332	10,664		204,376
	1/29/2018							2,626	100,655
Notes to Grants of Plan-Based Awards Table

(1)
All NEOs have annual incentive plan target opportunities based on a fixed percentage of their base salary. Under the terms of the AIP, threshold performance earns 50% of the respective target, while performance at plan earns 100% of the respective target and the maximum payout is capped at 200% of target. The possible payout at threshold for AIP was calculated at 1.25% of target based on a threshold payout of 50% for the lowest weighted metric of 5% and an individual performance multiplier of 50%. Because Ms. Pramaggiore and Mr. Dominguez are not eligible for the IPM, their threshold was 2.5%. For additional information about the terms of these programs, see Compensation Discussion and Analysis above.

(2)
NEOs have a long-term performance share unit target opportunity that is a fixed number of performance share units commensurate with the officer’s position. The possible payout at threshold for performance share unit awards was calculated at 16.67% of target. The possible maximum payout for performance share units was calculated at 150% of target, with an uncapped total shareholder return multiplier, capped at 200% of target. For additional information about the terms of these programs, see Compensation Discussion and Analysis and the narrative preceding the Summary Compensation Table above.

(3)	This column shows restricted stock unit awards made during the year. The vesting dates of the awards are provided in footnote 2 to the Outstanding Equity Table below.

(4)
This column shows the grant date fair value, calculated in accordance with FASB ASC Topic 718, of the performance share unit awards and restricted stock units granted to each NEO during 2018. Fair value of performance share unit awards granted on January 29, 2018 are based on an estimated payout of 100% of target.

Outstanding Equity Awards at Year End

Name	Number of Securities Underlying Unexercised Options That Are Exercisable (#)	Number of Securities Underlying Unexercised Options That Are Not Exercisable (#)	Option Exercise or Base Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#) (Note 2)	Market Value of Shares or Units of Stock That Have Not Yet Vested Based on 12/31 Closing Price $45.10 ($) (Note 2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#) (Note 3)	Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Yet Vested ($) (Note 3)
Dominguez	16,000	—	$39.81	12-Mar-2022	105,719	$4,767,927	82,402	$3,716,330
	21,000	—	43.40	24-Jan-2021
	8,300	—	46.09	24-Jan-2020
	9,400	—	56.51	26-Jan-2019
Donnelly	21,000	—	39.81	12-Mar-2022	40,263	1,815,841	35,726	1,611,243
Pramaggiore	37,000	—	39.21	02-Apr-2022	104,960	4,733,679	163,798	7,387,290
Jones	—	—			31,704	1,429,838	23,916	1,078,612
Trpik, Jr.	15,000	—	39.81	12-Mar-2022	21,873	986,494	27,048	1,219,865
	4,300	—	56.51	26-Jan-2019
Marquez, Jr.	—	—	39,81	12-Mar-2022	21,150	953,877	24,964	1,125,876
Gomez.	—	—			19,462	877,724	24,964	125,876
Blaise	—	—			18,915	853,079	22,328	1,006,993
Notes to Outstanding Equity Table

(1)	Non-qualified stock options were granted to NEOs pursuant to the Company’s long-term incentive plans. All grants are fully vested and expire on the tenth anniversary of the grant date.

(2)
The amount shown includes unvested restricted stock unit awards and the performance share award earned for the performance period beginning January 1, 2016 and ending December 31, 2018, which vested on February 4, 2019. The unvested restricted stock unit awards are composed of the final third of the grant made in January 2016; the second third of the grant made in January 2017 and the first third of the grant made in January 2018, which vested on February 4, 2019. The second third and final third of the January 2018 award will vest on the date of each Compensation Committee's first regular meetings in 2020 and 2021. All restricted stock unit awards continue to accrue additional shares through automatic dividend reinvestment. For Mr. Dominguez, the amount shown includes grants of 10,000 and 30,000 retention stock units that were awarded January 29, 2018 and August 1, 2018 that will vest on January 29, 2022 and August 1, 2022 respectively. For Ms. Pramaggiore, the amount shown also includes a grant of 10,000 retention stock units that was awarded on April 25, 2016 that will vest on April 25, 2020. For Ms. Jones the amount shown includes a grant of 15,000 retention stock units that were awarded on January 29, 2018 and will vest on January 29, 2023. All shares are valued at $45.10, the closing price on December 31, 2018.

(3)
The amount shown includes the target performance share unit award made in January 2017 for the performance period ending December 31, 2019 and the target performance share unit award made in January 2018 for the performance period ending December 31, 2020. These target awards have been increased to reflect the highest level of performance for the period, 200%. All shares are valued at $45.10, the closing price on December 31, 2018.

Option Exercises and Stock Vested

	Option Awards		Stock Awards (Note 1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dominguez	—	$—	32,153	$1,232,420
Donnelly	—	—	15,057	577,137
Pramaggiore	—	—	30,031	1,151,087
Jones	—	—	7,096	271,997
Trpik, Jr.	—	—	10,519	403,200
Marquez, Jr.	15,000	75,300	10,519	403,200
Gomez	—	—	10,711	410,650
Blaise	—	—	9,410	360,676
Notes to Option Exercises and Stock Vested Table

(1)
Share amounts are composed of the following tranches of prior awards that vested on January 29, 2018: the performance share award made for the period January 1, 2015 through December 31, 2017; the final third of the restricted stock unit grant made in January 2015, the second third of the restricted stock unit made in January 2016 and the first third of the restricted stock unit award made in January 2017. All of these awards were valued at $38.334 upon vesting.

Pension Benefits
Exelon sponsors the Exelon Corporation Retirement Program, a defined benefit pension plan that covers certain management and unionized employees. The Program includes the Service Annuity System (SAS), a traditional pension plan covering certain employees who commenced employment prior to January 1, 2001, and a cash balance pension plan (CBPP) covering management and certain unionized employees hired after January 1, 2001, as well as certain other management employees who elected to participate.
Exelon also sponsors the Pension Plan of Constellation Energy Group, Inc. (Constellation Pension Plan), which covers certain legacy Constellation employees. It includes a traditional pension formula for employees hired before January 1, 2000, and a pension equity formula (PEP) for employees hired thereafter or who elected to participate in that formula.
In furtherance of Exelon’s efforts to align to the market and control pension costs and liabilities, the CBPP was closed to non-represented, non-craft employees hired on or after February 1, 2018, at Exelon Generation (including Constellation) or BSC. In lieu of pension benefits, these employees will receive an additional non-discretionary contribution to the Exelon Savings Plan. Each of these plans is intended to be tax-qualified under Section 401(a) of the Code. An employee can participate in only one of these plans.
For NEOs participating in the SAS, the annuity benefit payable at normal retirement age is equal to the sum of 1.25% of the participant’s earnings as of December 25, 1994, reduced by a portion of the participant’s Social Security benefit as of that date, plus 1.6% of the participant’s highest average annual pay, multiplied by the participant’s years of credited service (up to a maximum of 40 years). Pension-eligible compensation for the SAS’s Final Average Pay Formula includes base pay and annual incentive awards. Benefits under the SAS are vested after five years of service.
The “normal retirement age” under the SAS is 65. The plan also offers an early retirement benefit prior to age 65, which is payable if a participant retires after attainment of age 50 and completion of 10 years of service. The annual pension payable under the plan is determined as of the early retirement date, reduced by 2% for each year of payment before age 60 to age 58, then 3% for each year before age 58 to age 50. In addition, under the SAS, the early retirement benefit is supplemented prior to age 65 by a temporary payment equal to 80% of the participant’s estimated monthly Social Security benefit. The supplemental benefit is partially offset by a reduction in the regular annuity benefit.
Under the cash balance pension, a notional account is established for each participant, and the account balance grows as a result of annual benefit credits and annual investment credits. (Employees who participated in the SAS prior to January 1, 2001 and elected to participate in the cash balance plan also have a frozen transferred benefit from the former plan and received a “transition” credit based on their age, service and compensation at the time of transfer.) Beginning January 1, 2008, the annual benefit credit under the plan is 7% of base pay and annual incentive award and beginning January 1, 2013 for employees hired on or after such date, the annual benefit credit is equal to a percentage of base pay and annual incentive award which varies between 3% and 8%, based upon age. Beginning in 2017, the annual investment credit is the third segment spot rate of interest on long-term investment grade corporate bonds. The segment rate will be determined as of

November of the year for which the cash balance account receives the investment credit. Cash balance participants with pre-2008 balances receive an additional benefit credit ranging from 0.5% to 3.5% based on their pre-2008 service. Also, beginning in 2017, account balances for employees hired prior to January 1, 2013 will be subject to a minimum investment credit of 4%. For employees hired on or after January 1, 2013, the annual investment credit is the second segment spot rate of interest on corporate bonds, determined as of November of the year for which the cash balance account receives the investment credit, subject to a minimum annual investment credit rate of 3.8% and a maximum annual investment credit rate of 7%. Benefits are vested after three years of service and are payable in an annuity or a lump sum at any time following termination of employment. Apart from the benefit credits and the vesting requirement, and as described above, years of service are not relevant to a determination of accrued benefits under the cash balance pension plans.
For NEOs who participate in the PEP, a lump sum benefit amount is computed based on covered earnings multiplied by a total credit percentage. Covered earnings are equal to the average of the highest three of the last five twelve-month periods’ base pay plus annual incentive awards. The total service credit percentage is equal to the sum of the credit percentages based on the following formula: 5% per year of service through age 39, 10% per year of service from age 40 to age 49, and 15% per year of service after age 49. No benefits are available under the PEP until a participant has at least three years of vesting service. Benefits payable under the PEP are paid as an annuity unless a participant elects a lump sum within 60 days after separation.
The Code limits to $275,000 the individual 2018 annual compensation that may be taken into account under the tax-qualified retirement plan. As permitted by Employee Retirement Income Security Act, Exelon sponsors three supplemental executive retirement plans (or SERPs) that allow the payment to a select group of management or highly-compensated individuals out of its general assets of any benefits calculated under provisions of the applicable qualified pension plan which may be above these limits. The SERPs offer a lump sum as an optional form of payment, which includes the value of the marital annuity, death benefits and other early retirement subsidies at a designated interest rate. The interest rate applicable for distributions to participants in the SAS in 2018 is 2.77%. For participants in the cash balance pension plan and the PEP, the lump sum is the value of the non-qualified account balance. The values of the lump sum amounts do not include the value of any pension benefits covered under the qualified pension plans, and the methods and assumptions used to determine the non-qualified lump sum amount are different from the assumptions used to generate the present values shown in the tables of benefits to be received upon retirement, termination due to death or disability, involuntary separation not related to a change in control, or upon a qualifying termination following a change in control which appear later in this proxy statement.
Under the terms of the SERPs, participants are provided the amount of benefits they would have received under the SAS, cash balance plan, ETP or PEP, as applicable, but for the application of the Code limits. In addition, certain executives previously received grants of additional credited service under a SERP. In particular, in 1998, Mr. Crane received an additional 10 years of credited service through September 28, 2008, the date of his tenth anniversary, as part of his employment offer that provided one additional year of service credit for each year of employment to a maximum of 10 additional years.
As of January 1, 2004, Exelon does not grant additional years of credited service to executives under the SERP for any period in which services are not actually performed, except that up to two years of service credits may be provided upon a qualifying termination of employment under severance or change in control agreements first entered into after such date, and performance-based grants or grants which make up for lost pension benefits from another employer may be (but have not been) provided. Service credits previously available under employment, change in control or severance agreements or arrangements (or any successor arrangements) are not affected by this policy.
The amount of the change in the pension value for each of the NEOs is the amount included in the Summary Compensation Table above. The present value of each NEO’s accumulated pension benefit is shown in the following tables. The present value for cash balance and PEP participants is the account balance. The assumptions used in estimating the present values for SAS participants include the following: pension benefits are assumed to begin at each participant’s earliest unreduced retirement age; the SERP lump sum amounts are determined using the rate of 5% for SAS participants at the assumed retirement age; the lump sum amounts are discounted from the assumed retirement date at the applicable discount rates of 3.62% as of December 31, 2017 and 4.31% as of December 31, 2018; and the applicable mortality tables. The applicable mortality table is the RP 2000-based table projected generationally using Exelon’s best estimate of long-term mortality improvements. The December 31, 2018 mortality table is consistent with the mortality used in the Exelon December 31, 2018 pension disclosure.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Dominguez	Cash Balance	16.35	$435,296	$—
	SERP	16.35	662,579	—
Donnelly	Cash Balance	35.53	1,410,406	—
	SERP	35.53	676,225	—
Pramaggiore	Cash Balance	20.93	725,336	—
	SERP	20.93	831,458	—
Jones	Cash Balance	11.41	225,395	—
	SERP	11.41	43,127	—
Trpik, Jr.	Cash Balance	17.60	494,856	—
	SERP	17.60	329,529	—
Marquez, Jr.	SAS	36.18	2,129,305	—
	SERP	36.18	1,999,704	—
Gomez	Cash Balance	11.17	257,836	—
	SERP	11.17	104,569	—
Blaise	Cash Balance	36.53	1,465,468	—
	SERP	36.53	134,301	—
Deferred Compensation Programs
Exelon offers deferred compensation plans to permit the deferral of certain cash compensation to facilitate tax and retirement planning and satisfaction of stock ownership requirements for executives and key managers. Exelon maintains non-qualified deferred compensation plans that are open to certain highly-compensated employees, including the NEOs.
The Exelon Deferred Compensation Plan and the Constellation Deferred Compensation Plan are non-qualified plans that permit their respective legacy executives and key managers to defer receipt of base compensation and the Company to credit related matching contributions that would have been contributed to the Exelon Corporation Employee Savings Plan (the Company’s tax-qualified 401(k) plan) but for the applicable limits under the Code. The Deferred Compensation Plans permit participants to defer taxation of a portion of their income and benefit the Company by deferring the payment of a portion of its compensation expense, thus preserving cash.
The Exelon Employee Savings Plan is intended to be tax-qualified under Sections 401(a) and 401(k) of the Code. Exelon maintains the Employee Savings Plan to attract and retain qualified employees, including the NEOs, and to encourage employees to save some percentage of their cash compensation for their eventual retirement. The Employee Savings Plan permits employees to do so and allows the Company to make matching contributions in a relatively tax-efficient manner. The Company maintains the excess matching feature of the Deferred Compensation Plans to enable key management employees to save for their eventual retirement to the extent they otherwise would have were it not for the limits established by the IRS.
The Stock Deferral Plan is a non-qualified plan that permitted legacy Exelon executives to defer performance shares prior to 2007.
The following table shows the amounts that NEOs have accumulated under both the Deferred Compensation Plans and the Stock Deferral Plan. The Exelon Deferred Compensation and Stock Deferral Plans were closed to new deferrals of base pay other than excess Employee Savings Plan deferrals in 2007. Existing balances will continue to accrue dividends or other earnings until payout upon termination. Balances in the Deferred Compensation Plans will be settled in cash upon the termination event selected by the officer and will be distributed either in a lump sum, or in annual installments. Share balances in the Stock Deferral Plan continue to earn dividend equivalents to those available to all shareholders, which are reinvested as additional notional shares in the plan. Balances in the plan are distributed in shares of Exelon stock in a lump sum or installments upon termination of employment.
Once officers who participate in the Employee Savings Plan reach their statutory contribution limit during the year, their elected payroll contributions and Company matching contribution will be credited to their accounts in the Deferred Compensation Plans. The investment options under the Deferred Compensation Plans consist of a basket of investment fund benchmarks substantially the same as those funds available through the Employee Savings Plan. Deferred amounts represent unfunded, unsecured obligations of the Company.

Name	Executive Contributions in 2018 ($) (Note 1)	Registrant Contributions in 2018 ($) (Note 2)	Aggregate Earnings in 2018 ($) (Note 3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/18 ($) (Note 4)
Dominguez	$—	$—	$—	$—	$—
Donnelly	8,811	5,286	(10,999)	—	575,552
Pramaggiore	7,579	9,136	5,286	—	51,448
Jones	—	—	—	—	—
Trpik	—	—	—	—	81,244
Marquez, Jr.	15,530	4,659	(2,067)	—	70,012
Gomez.	—	—	—	—	—
Blaise	—	—	—	—	—

(1)	The full amount shown for executive contributions is included in the base salary figures for each NEO shown above in the Summary Compensation Table.

(2)	The full amount shown under registrant contributions is included in the Company contributions to savings plans for each NEO shown above in the All Other Compensation Table.

(3)
The amount shown under aggregate earnings reflects the NEO’s gain or loss based upon the individual allocation of his notional account balance into the basket of mutual fund benchmarks. These gains or losses do not represent current income to the NEO and have not been included in any of the compensation tables shown above.

(4)
For all NEOs the aggregate balance shown includes those amounts, both executive contributions and registrant contributions, that have been disclosed either as base salary as described in Note 1 or as Company contributions under all other compensation as described in Note 2 for the current fiscal year ending December 31, 2018.

(5)
For Messr. Donnelly, the amounts shown for aggregate earnings in 2018 and aggregate balance at December 31, 2018 also include the aggregate earnings and aggregate balance respectively of his Stock Deferral Plan account.

Potential Payments upon Termination or Change in Control
Change in control employment agreements and severance plan covering named executive officers
The Compensation Committee reviews Exelon’s change in control and severance benefits policies to ensure that they are consistent with competitive practice and reasonable. In reviewing the policies, the Compensation Committee considers the advice of its compensation consultant. The Exelon benefits currently include multiples of change in control benefits ranging from two times base salary and annual bonus for corporate and subsidiary vice presidents to 2.99 times base salary and annual bonus for the CEO, executive vice presidents, presidents of certain business units and select senior vice presidents. In April 2009, the Compensation Committee adopted a policy that Exelon would not include excise tax gross-up payment provisions in senior executive employment, change in control, or severance plans, programs or agreements that are entered into, adopted or materially amended on or after April 2, 2009 (other than renewals of existing arrangements that are not materially amended or arrangements assumed pursuant to a corporate transaction). In October 2016, the NEOs covered by change in control agreements entered into prior to April 2, 2009, which provided for potential excise tax gross-up payments, agreed to waive those payments and the agreements were later amended to remove such gross-up payments. Therefore, no NEO is currently entitled to an excise tax gross-up payment upon any termination of employment from Exelon.
NEOs have entered into individual change in control employment agreements, which generally protect such executives’ position and compensation levels for two years after a change in control of Exelon. The agreements are initially effective for a period of two years and provide for a one-year extension each year thereafter until cancellation or termination of employment.
Quantification of Payments upon a Change in Control
During the 24-month period following a change in control, or, during the 18-month period following a “significant corporate transaction”, meaning one that affects an executive’s business unit in which Exelon shareholders retain between 60% and 66 % control, if a NEO resigns for good reason or if an executive’s employment is terminated by Exelon other than for cause or disability, the executive is entitled to the following:

•	the executive’s annual incentive and PShare awards for the year in which termination occurs;

•
severance payments equal to 2.99 times the sum of (1) the executive’s base salary plus (2) the higher of the executive’s target annual incentive for the year of termination or the executive’s average annual incentive award payments for the two years preceding the termination, but not more than the annual incentive for the year of termination based on actual performance before the application of negative discretion;

•
a benefit equal to the amount payable under the SERP determined as if (1) the SERP benefit were fully vested, (2) the executive had 2.99 additional years of age and years of service (2.0 years for executives who first entered into such agreements after 2003 or do not have such agreements) and (3) the severance pay constituted covered compensation for purposes of the SERP;

•	a benefit equal to the actuarial equivalent present value of any non-vested accrued benefit under Exelon’s qualified defined benefit retirement plan;

•
all previously-awarded stock options, PShares, RSUs, or restricted shares become fully vested, and the stock options remain exercisable until the earlier of the fifth anniversary of the executive’s termination date or the option’s expiration date;

•
life, disability, accident, health and other welfare benefit coverage continues during the severance pay period on the same terms and conditions applicable to active employees, followed by retiree health coverage if the executive has attained at least age 50 and completed at least 10 years of service (or any lesser eligibility requirement then in effect for regular employees); and

•	outplacement and financial planning services for at least 12 months.
Change in control benefits are also provided if an executive is terminated other than for cause or disability, or terminates for good reason (1) after a tender offer or proxy contest commences, or after Exelon enters into an agreement which, if consummated, would cause a change in control, and within one year after such termination a change in control does occur, or (2) within two years after a sale or spin-off of the executive’s business unit in contemplation of a change in control that actually occurs within 60 days after such sale or spin-off (a disaggregation).
A change in control under the individual change in control employment agreements generally occurs:

•	when any person acquires 20% of Exelon’s voting securities;

•	when the incumbent members of the Exelon Board (or new members nominated by a majority of incumbent Directors) cease to constitute at least a majority of the members of the Exelon Board;

•
upon consummation of a reorganization, merger or consolidation, or sale or other disposition of at least 50% of Exelon’s operating assets (excluding a transaction where Exelon shareholders retain at least 60% of the voting power); or

•	upon shareholder approval of a plan of complete liquidation or dissolution.
“Good reason” under the individual change in control employment agreements generally includes any of the following occurring within two years after a change in control or disaggregation or within 18 months after a significant corporate transaction:

•	a material reduction in salary, incentive compensation opportunity or aggregate benefits, unless such reduction is part of a policy, program or arrangement applicable to peer executives;

•	failure of a successor to assume the agreement;

•	a material breach of the agreement by Exelon; or

•
any of the following, but only after a change in control or disaggregation: (1) a material adverse reduction in the executive’s position, duties or responsibilities (other than a change in the position or level of officer to whom the executive reports or a change that is part of a policy, program or arrangement applicable to peer executives) or (2) a required relocation by more than 50 miles.

 “Cause” under the change in control employment agreements generally includes any of the following:

•
refusal to perform or habitual neglect in the performance of duties or responsibilities or of specific directives of the officer to whom the executive reports which are not materially inconsistent with the scope and nature of the executive’s duties and responsibilities;

•
willful or reckless commission of acts or omissions which have resulted in or are likely to result in a material loss or material damage to the reputation of Exelon or any of its affiliates, or that compromise the safety of any employee;

•	commission of a felony or any crime involving dishonesty or moral turpitude;

•	material violation of the code of business conduct, or of any statutory or common-law duty of loyalty; or

•	any breach of the executive’s restrictive covenants.
If the amount payable to a NEO under a change in control agreement, inclusive of other parachute payments, would cause an excise tax to be imposed under Section 4999 of the Code, the payments to such executive shall be reduced to the maximum amount below which no such tax is imposed or, if the payment without such reduction would leave the executive with a greater amount after payment of such excise taxes, then no such reduction shall be applied.

If a NEO resigns for good reason or is terminated by Exelon other than for cause or disability, in each case under circumstances not involving a change in control or similar provision described above, the NEO may be eligible for the following non-change in control benefits under the Exelon Corporation Senior Management Severance Plan:

•
previously awarded PShare awards and regular-cycle RSUs and restricted shares vest, and prorated payment of the executive’s annual incentive and performance share awards for the year in which termination occurs;

•	for a 24-month severance period, continued payment of an amount representing base salary and target annual incentive;

•	a benefit equal to the amount payable under the SERP determined as if the severance payments were paid as ordinary base salary and annual incentive;

•
during the severance period, continuation of health, basic life and other welfare benefits the executive was receiving immediately prior to the severance period on the same terms and conditions applicable to active employees, followed by retiree health coverage if the executive has attained at least age 50 and completed at least 10 years of service (or any lesser eligibility requirement then in effect for non-executive employees); and

•	outplacement and financial planning services for twelve months.
Payments under the Senior Management Severance Plan are subject to reduction by Exelon to the extent necessary to avoid imposition of excise taxes imposed by Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law.
“Good reason” under the Senior Management Severance Plan means either of the following:

•
a material reduction of the executive’s salary (or, with respect to a change in control, incentive compensation opportunity or aggregate benefits) unless such reduction is part of a policy, program or arrangement applicable to peer executives of Exelon or of the business unit that employs the executive; or

•
a material adverse reduction in the executive’s position or duties (other than a change in the position or level of officer to whom the executive reports) that is not applicable to peer executives of Exelon or of the executive’s business unit, but excluding under the non-change in control provisions of the plan any change (1) resulting from a reorganization or realignment of all or a significant portion of the business, operations or senior management of Exelon or of the executive’s business unit or (2) that generally places the executive in substantially the same level of responsibility.

“Cause” under the Senior Management Severance Plan generally has the same meaning as the definition of such term under the individual change in control employment agreements.
Benefits under the change in control agreements and the Senior Management Severance Plan are subject to termination upon an executive’s violation of his or her restrictive covenants, and incentive payments under the agreements and the plan may be subject to the recoupment policy adopted by the Board of Directors.

Estimated Value of Benefits to be Received Upon Retirement
The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming they retired as of December 31, 2018. These payments and benefits are in addition to the present value of the accumulated benefits from each NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Deferred Compensation section.

Name	Cash Payment ($) (Note 1)	Value of Unvested Equity Awards ($) (Note 2)	Total Value of All Payments and Benefits ($) (Note 3)
Dominguez	$597,000	$4,442,000	$5,039,000
Donnelly	354,000	2,238,000	2,592,000
Pramaggiore	885,000	6,784,000	7,669,000
Jones	—	—	—
Trpik, Jr.	—	—	—
Marquez, Jr.	221,000	1,249,000	1,470,000
Gomez	—	—	—
Blaise	209,000	1,116,000	1,325,000
Notes to Benefits to be Received Upon Retirement Table

(1)
Under the terms of the 2018 AIP, a pro-rated actual incentive award is payable upon retirement based on the number of days worked during the year of retirement. The amount above represents the executive’s 2018 annual incentive payout after Company/business unit performance was determined.

(2)
Includes the value of the executives’ unvested PShare awards granted in 2016, 2017, and 2018 assuming target performance and the accelerated portion of the executives’ RSU awards that, per applicable awards agreements, would vest upon retirement. The value of the shares is based on Exelon’s closing stock price on December 31,2018 of $45.10.

(3)	The estimate of total payments and benefits is based on a December 31, 2018 retirement date.
Estimated Value of Benefits to be Received Upon Termination due to Death or Disability
The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming employment is terminated due to death or disability as of December 31, 2018. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in tables within the Deferred Compensation section.

Name	Cash Payment ($) (Note 1)	Value of Unvested Equity Awards ($) (Note 2)	Total Value of All Payments and Benefits ($) (Note 3)
Dominguez	$597,000	$5,795,000	$6,392,000
Donnelly	354,000	2,238,000	2,592,000
Pramaggiore	885,000	7,235,000	8,120,000
Jones	199,000	1,787,000	1,986,000
Trpik	255,000	1,318,000	1,573,000
Marquez, Jr.	221,000	1,249,000	1,470,000
Gomez	238,000	1,204,000	1,442,000
Blaise	209,000	1,116,000	1,325,000

Notes to Benefits to be Received Upon Termination due to Death or Disability Table

(1)
Under the terms of the 2018 AIP, a pro-rated actual incentive award is payable upon death or disability based on the number of days worked during the year of termination. The amount above represents the executives’ 2018 annual incentive payout after Company/business unit performance was determined.

(2)
Includes the value of the executives’ unvested PShare awards granted in 2016, 2017, and 2018 assuming target performance and the accelerated portion of the executives’ RSU awards that, per applicable awards agreements, would vest upon death or disability. The value of the shares is based on Exelon’s closing stock price on December 31,2018 of $45.10.

(3)	The estimate of total payments and benefits is based on a December 31, 2018 termination due to death or disability.

Estimated Value of Benefits to be Received Upon Involuntary Separation Not Related to a Change in Control
The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming they were terminated as of December 31, 2018 under the terms of the Amended and Restated Senior Management Severance Plan. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Deferred Compensation section.

Name	Cash Payment ($) (Note 1)	Retirement Benefit Enhancement ($) (Note 2)	Value of Unvested Equity Awards ($) (Note 3)	Health and Welfare Benefit Continuation ($) (Note 4)	Perquisites And Other Benefits ($) (Note 5)	Total Value of All Payments and Benefits ($) (Note 6)
Dominguez	$1,897,000	$166,000	$4,583,000	$26,000	$40,000	$6,712,000
Donnelly	1,242,000	84,000	2,238,000	26,000	40,000	3,630,000
Pramaggiore	3,908,000	242,000	7,087,000	41,000	40,000	11,318,000
Jones	798,000	45,000	1,234,000	17,000	40,000	2,134,000
Trpik	986,000	59,000	1,318,000	23,000	40,000	2,426,000
Marquez, Jr.	886,000	311,000	1,249,000	10,000	40,000	2,496,000
Gomez	874,000	48,000	1,204,000	23,000	40,000	2,189,000
Blaise	808,000	60,000	1,116,000	11,000	40,000	2,035,000
Notes to Benefits to be Received Upon Involuntary Separation Not Related to a CIC Table

(1)
Represents the estimated severance benefit equal to 2 times the sum of Ms. Pramaggiore’s (i) current base salary and (ii) the target annual incentive for the year of termination. For all other executives, the severance benefit is equal to 1.25 times the executive’s (i) current base salary and (ii) Severance Incentive. In addition, under Section 4.2 of the Senior Management Severance Plan, a pro-rated annual incentive award is payable upon involuntary separation or qualifying voluntary separation based on the days worked during the year of termination pursuant to the terms in the 2018 AIP. The amount above represents the executives’ 2018 annual incentive payout after Company/business unit performance was determined.

(2)
Represents the estimated retirement benefit enhancement that consists of a one-time lump sum payment based on the actuarial present value of a benefit under the non-qualified pension plan assuming that the severance pay period was taken into account for purposes of vesting, and the severance pay constituted covered compensation for purposes of the non-qualified pension plan.

(3)
Includes the value of the executives’ unvested PShare awards granted in 2016, 2017, and 2018 assuming target performance and the accelerated portion of the executives’ RSU awards that, per applicable awards agreements, would vest upon an involuntary separation not related to a change of control. The value of the shares is based on Exelon’s closing stock price on December 31,2018 of $45.10.

(4)	Estimated costs of healthcare, life insurance, and long-term disability coverage which continue during the severance period.

(5)	Estimated costs of outplacement and financial planning services for up to 12 months for all NEOs.

(6)
The estimate of total payments and benefits is based on a December 31, 2018 termination date. The executives are participants in the Senior Management Severance Plan and severance benefits are determined pursuant to Section 4 of the Severance Plan.

Estimated Value of Benefits to be Received Upon a Qualifying Termination following a Change in Control
The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming they were terminated upon a qualifying change in control as of December 31, 2018. The Company has entered into Change in Control agreements with each NEO. These payments and benefits are in addition to the present value of accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in tables within the Deferred Compensation section.

Name	Cash Payment ($) (Note 1)	Retirement Benefit Enhancement ($) (Note 2)	Value of Unvested Equity Awards ($) (Note 3)	Health and Welfare Benefit Continuation ($) (Note 4)	Perquisites and Other Benefits ($) (Note 5)	Potential Scaleback ($) (Note 6)	Total Value of All Payments and Benefits ($) (Note 7)
Dominguez	$2,938,000	$280,000	$5,795,000	$42,000	$40,000	Not required	$9,095,000
Donnelly	1,969,000	153,000	2,238,000	42,000	40,000	Not required	4,442,000
Pramaggiore	5,255,000	361,000	7,235,000	62,000	40,000	Not required	12,953,000
Jones	1,157,000	72,000	1,787,000	27,000	40,000	(1,040,000)	2,043,000
Trpik	1,489,000	99,000	1,318,000	37,000	40,000	Not required	2,983,000
Marquez, Jr.	1,388,000	732,000	1,249,000	16,000	40,000	Not required	3,425,000
Gomez	1,297,000	79,000	1,204,000	37,000	40,000	(235,000)	2,422,000
Baise	1,271,000	106,000	1,116,000	18,000	40,000	Not required	2,551,000
Notes to Benefits to be Received Upon a Qualifying Termination following a CIC Table

(1)
Represents the estimated cash severance benefit equal to 2.99 times the sum of the Ms. Pramaggiore’s (i) current base salary and (ii) Severance Incentive. For all other executives, the severance benefit is equal to 2 times the executive’s (i) current base salary and (ii) Severance Incentive. Under Section 4.1(a)(ii) of the CIC Employment Agreement, the executive’s target incentive award is payable upon termination but capped at actual performance. The amounts above represent the executives’ 2018 target annual incentive.

(2)
Represents the estimated retirement benefit enhancement that consists of a one-time lump sum payment based on the actuarial present value of a benefit under the non-qualified pension plan assuming that the severance pay period was taken into account for purposes of vesting, and the severance pay constituted covered compensation for purposes of the non-qualified pension plan.

(3)
Includes the value of the executives’ unvested PShares, all of which will vest upon termination at the actual level earned and awarded (it is assumed the 2016, 2017, and 2018 PShares are earned at target) and the accelerated portion of the executives’ RSUs that would vest upon a qualifying termination following a change in control. The value of the shares is based on Exelon’s closing stock price on December 29, 2018 of $45.10.

(4)	Estimated costs of healthcare, life insurance and long-term disability coverage which continue during the severance period.

(5)	Estimated costs of outplacement and financial planning services for up to 12 months for all NEOs.

(6)
In 2009, the Compensation Committee eliminated excise tax gross-up payments in any future employment or severance agreements, and in 2016, also removed excise tax gross-up payments from all existing agreements.

(7)
The estimate of total payments and benefits is based on a December 31, 2018 termination date. The Company has entered into change in control employment agreement with Ms. Pramaggiore. All other executives participate in the SMSP and severance benefits are determined pursuant to Section 5 of the Severance Plan.

CEO Pay Ratio
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, we are providing the following information about the relationship of annual total compensation, calculated pursuant to SEC rules, of our median employee and our CEO, Joseph Dominguez. For 2018, the ratio of annual total compensation of our CEO and the median of the annual total compensation of all employees was 15:1, demonstrating Exelon’s commitment to balance equitable compensation stewardship with competitively based compensation that drives and rewards performance. Utilizing the Summary Compensation Table the total compensation number for Mr. Dominguez as CEO ComEd and the median employee is $2,300,000 and $159,000, respectively. CEO Pay Ratio would be 17:1 had Mr. Dominguez full year salary been presented.
The rules governing the CEO Pay Ratio allow for utilization of the same individual for a 3-year period, provided that employee is actively employed at the company. As such, Exelon used the same individual identified in 2017 that was included in the compilation of our CEO pay ratio as reported in the 2018 proxy. The methodology utilized to identify that person is described below.
The consistently applied compensation measure we used to identify the median employee was W-2 Box 1 wages for employees as of December 31, 2018. After identifying the median employee, the annual total compensation for the median employee was calculated using the same methodology used in compiling the Summary Compensation Table found on page 27 in this information statement for our NEOs. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We believe the methodology, assumptions, and estimates used in determining the ratio are reasonable given our specific employee population.
Because SEC rules provide flexibility in determining the methodology, assumptions, and estimates used to determine pay ratios and the fact that workforce composition issues differ significantly between companies, comparability of pay ratios amongst companies may be limited.

Non-Employee Director Compensation
For their service as directors of the Company in 2018, ComEd’s non-employee directors received the compensation that is shown in the following table and explained in the accompanying notes. The directors who are employed by Exelon or ComEd are not shown in the table and receive no additional compensation for their service as directors.

	Annual Board & Committee Retainers	Board & Committee Meeting Fees	All Other Compensation (Note 1)	Total
James W. Compton	$70,000	$8,000	$—	$78,000
A. Steven Crown	70,000	8,000	—	78,000
Nicholas DeBenedictis	—	8,000	—	8,000
Peter V. Fazio, Jr.	70,000	8,000	5,000	83,000
Michael H. Moskow	70,000	8,000	15,000	93,000

Total All Directors	$280,000	$40,000	$20,000	$340,000

(1)
Values in this column represent the Company’s matching portion of the director’s contribution to qualified not-for-profit organizations pursuant to Exelon’s matching gift plan described below in “Other Compensation.”

Fees Earned or Paid in Cash
Non-employee directors of the ComEd Board receive an annual retainer of $70,000 paid quarterly in arrears. Mr. DeBenedictis as a member of the Exelon Board of Directors, did not receive this retainer. All non-employee directors receive $2,000 for each Board or committee meeting attended whether in person or by means of teleconferencing or video conferencing equipment.
Deferred Compensation
Directors may elect to defer any portion of their cash compensation in a non-qualified multi-fund deferred compensation plan. Each director has an unfunded account where the dollar balance can be invested in one or more of several mutual funds, including one fund composed entirely of Exelon common stock. Fund balances (including those amounts invested in the Exelon common stock fund) will be settled in cash and may be distributed in a lump sum or in annual installment payments upon a director’s reaching age 65, age 72 or upon retirement from the Board. These funds are identical to those that are available to executive officers and are generally identical to those available to company employees who participate in the Exelon Employee Savings Plan.
The ComEd Board does not grant any type of equity.
Other Compensation
ComEd pays the cost of a director’s spouse or guest’s travel and meals when guests are invited to attend Exelon, ComEd or industry related events where guests are invited. The cost of such travel and meals is imputed to the director as additional taxable income. However, in most cases there is no incremental cost to ComEd of providing travel for a director’s guest when he or she accompanies the director, and the only additional costs to ComEd are those for meals and other minor expenses and to reimburse the director for the taxes on the imputed income. For 2017 there was no incremental cost incurred by any member of the ComEd Board.
Exelon has a matching gift program available to directors, officers and employees that matches their contributions to eligible not-for-profit organizations up to $15,000 per year for directors; $10,000 per year for senior officers; and up to $5,000 per year for other employees.

Beneficial Ownership
Exelon Corporation indirectly owns 127,002,904 shares of ComEd common stock, accounting for more than 99% of all outstanding shares. Accordingly, the only beneficial holder of more than five percent of ComEd’s voting securities is Exelon, and none of the directors or executive officers of ComEd hold any ComEd voting securities.
The following table shows the ownership of Exelon common stock as March 31, 2019 by (1) any director of ComEd, (2) each named executive officer of ComEd named in the Summary Compensation Table, and (3) all directors and executive officers of ComEd as a group.
No ComEd securities are authorized for issuance under equity compensation plans.

Name of Beneficial Owner	Beneficial Ownership of Exelon Common Stock (Note 1)	Common Shares Underlying Vested Stock Options and Options that Vest Within 60 Days	Total Share Interest (Note 2)
James W. Compton	2,000	-	2,000
Christopher M. Crane	619,006	432,000	1,051,006
A. Steven Crown	19,974	-	19,974
Nicholas DeBenedictis	56,926	-	56,926
Joesph Dominguez	65,938	45,300	111,238
Peter V. Fazio, Jr	1,000	-	1,000
Michael H. Moskow	-	-	-
Anne R. Pramaggiore	131,829	37,000	168,829
Terence R. Donnelly	76,628	21,000	97,628
Veronica Gomez	12,583	-	12,583
Jeanne M. Jones	21,650	-	21,650
Fidel Marquez, Jr.	29,033	-	29,033
Joseph R. Trpik, Jr.	43,055	-	43,055
Total	1,116,882	535,300	1,652,182
Directors & Executive Officers
as a group (17 people)
(Note 3)

(1)
Includes any shares as to which the individual has sole or shared voting power or investment power, Directors’ deferred stock units, officers’ RSUs and deferred shares held in the Stock Deferral Plan, and Directors’ and officers’ phantom shares held in a non-qualified deferred compensation plan which will be settled in cash on a 1 for 1 basis upon retirement or termination.

(2)	Total share interest of Directors and executive officers, both individually and as a group, represents less than 1% of the outstanding shares of Exelon common stock.
(3)
Total includes shares held by all Directors and NEOs as well as those executive officers listed in Item 1, Executive Officers of the Registrants in the Company’s 2018 Annual Report on Form 10-K filed on February 8, 2019, who are not NEOs for purposes of compensation disclosure.

Adoption of Amended and Restated Bylaws
On or about June 10, 2019, Exelon, as majority shareholder of the Company, will approve amendments to the Company’s existing Bylaws in the form of Amended and Restated Bylaws. The Amended and Restated Bylaws align the Company’s bylaws with those of PECO and BGE, subject to differences required by each Company’s jurisdiction of incorporation, and to allow the Company’s management and Board of Directors to conduct corporate affairs in a more orderly and efficient manner.

The sole material change effected by the Amended and Restated Bylaws is the implementation of a provision whereby, effective following the annual election of directors in 2020, each Independent Director of the Company must retire from the Board of Directors at or before the next annual meeting of shareholders following the Director’s 75th birthday. The provision further provides that the Board of Directors has full discretion to decline a tendered resignation if it determines, based on the recommendation of the Corporate Governance Committee of the Exelon Board of Directors, that it is in the best interests of the Company and its shareholders to extend the director's continued service for an additional period of time.

This summary is qualified by reference to the complete text of the Amended and Restated Bylaws attached as Appendix B to this Information Statement.

Process for Communicating with the Board
Shareholders and other interested persons can communicate with any director or the independent directors as a group by writing to them, c/o Thomas S. O’Neill, Corporate Secretary, Commonwealth Edison Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. The Board has instructed the Corporate Secretary to review communications initially and transmit a summary to the directors and to exclude from transmittal any communications that are commercial advertisements, other forms of solicitation, general shareholder service matters or individual service or billing complaints. Under the Board policy, the Corporate Secretary will forward to the directors any communication raising substantial issues. All communications are available to the directors upon request. Shareholders may also report an ethics concern with the Exelon Ethics Hotline by calling 1-800-23-Ethic (1-800-233-8442) or via email to EthicsOffice@ExelonCorp.com. These processes may also be used to communicate with the ComEd Board of Directors or to report ethics concerns relating to ComEd.
Availability of Corporate Documents
The Exelon Code of Business Conduct, which is the code of conduct applicable to ComEd, the Exelon Corporate Governance Principles, the Exelon Amended and Restated bylaws, and the charters for the Audit, Corporate Governance, Compensation and Leadership Development and other committees of the Exelon Board of Directors are available on the Exelon website at www.exeloncorp.com, on the corporate governance page under the Investors tab. Copies may be printed from the Exelon website and copies are available without charge to any shareholder who requests them by writing to Thomas S. O’Neill, Senior Vice President, General Counsel and Corporate Secretary, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. In addition, Exelon’s Compensation Consultant Independence Policy, Political Contributions Guidelines and all of Exelon’s and ComEd’s filings submitted to the SEC are available on the website. Access to this information is free of charge to any user with internet access. Information contained on our website is not part of this information statement.
Delivery of Documents to Shareholders Sharing an Address
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of materials will receive only one copy of this Information Statement, unless we are notified that one or more of these shareholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.
If you would like to change your householding election, request that a single copy of the information statement be sent to your address, or request a separate copy of the information statement, please contact our distribution agent, Broadridge Financial Solutions, by calling (800) 542-1061 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. We will promptly deliver the information statement to you upon receipt of your request. If you hold your shares in street name, please contact your bank, broker, or other record holder to request information about householding.

Appendix A

Exelon reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP) and supplements its reporting with certain non-GAAP financial measures, including adjusted (non-GAAP) operating earnings per share, earned ROE, and FFO/Debt to enhance investors’ understanding of Exelon’s performance. Our method of calculating adjusted (non-GAAP) operating earnings and operating ROE may not be comparable to other companies’ presentations.
Adjusted (non-GAAP) operating earnings per share exclude certain costs, expenses, gains and losses and other specified items, including mark-to-market adjustments from economic hedging activities, unrealized gains and losses from nuclear decommissioning trust fund investments, certain costs associated with plant retirements and divestitures, costs related to a cost management program, and other items as set forth in the table below reconciling adjusted (non-GAAP) operating earnings from GAAP earnings, which is the most directly comparable GAAP measure. Management uses adjusted (non-GAAP) operating earnings as one of the primary indicators to evaluate performance, allocate resources, set incentive compensation targets and plan and forecast future periods. We believe the measure enhances an investor’s overall understanding of period over period financial results and provides an indication of Exelon’s baseline operating performance by excluding items that are considered by management to not be directly related to the ongoing operations of the business.
The table below reconciles reported GAAP Earnings per share to adjusted (non-GAAP) operating earnings per share for 2018 (amounts may not add due to rounding).

2018 GAAP Earnings (Loss) Per Share	$2.07
Adjustments:
Mark-to-market impact of economic hedging activities	0.26
Unrealized gains related to NDT fund investments	0.35
Gain on Contract Settlement	(0.06)
Asset Retirement Obligation	0.02
Long-lived asset impairments	0.04
Plant retirements and divestitures	0.53
Reassessment of deferred income taxes	(0.02)
Cost management program	0.05
Noncontrolling interests	(0.12)
Adjusted (non-GAAP) Operating Earnings (Loss) Per Share	$3.12
Earned ROE is calculated using adjusted (non-GAAP) operating earnings, reflecting all lines of business for the utility businesses (electric distribution, gas distribution, transmission), divided by average shareholder’s equity over the year. Management uses operating ROE as a measurement of the actual performance of the company’s utility business.
FFO/Debt is a coverage ratio that compares funds from operations to total debt and is a key ratio analyzed by the credit rating agencies in determining Exelon’s credit rating. An investment grade rating is critical as it increases the ability to participate in commercial business opportunities, lowers collateral requirements, creates reliable and cost-efficient access to capital markets and increases business and financial flexibility. The ratio is calculated following S&P’s current methodology. The most directly comparable GAAP measure to FFO is GAAP Cash Flow from Operations and the most directly comparable GAAP measure to Debt is Long-Term Debt plus Short-Term Borrowings. Management uses FFO/Debt to evaluate financial risk by measuring the company’s ability to service debt using cash from operations. We believe the measure enhances an investor’s overall understanding of the creditworthiness of Exelon’s operating companies.
Due to the forward-looking nature of some forecasted non-GAAP measures, information to reconcile the forecasted adjusted (non-GAAP) measures to the most directly comparable GAAP measure may not be currently available; therefore, management is unable to reconcile these measures.
2016 PShare Scorecard
The table below reflects the 2016 PShare Scorecard, which uses a “stair-step” approach with no interpolation between data performance levels. Performance was evaluated at the end of 2016. The 2016 scorecard applies to the first year of the 2016-2018 PShare program.

A-1

2016 PShare Scorecard
Metrics	Metric Weighting	Threshold	Target	Distinguished	Final Score	Actual Award vs. Metric Weighting
Exelon ROE	50.0%	6.60%	7.05%	7.50%	8.08%	75.0%
ExGen FFO/Debt	50.0%	27.0%	30.0%	38.01%	33.7%	50.0%
				Committee-Approved Performance		125.00%

2017 – 2018 PShare Scorecard
The table below reflects the 2017- 2018 PShare Scorecard, which uses a “stair-step” approach with no interpolation between data performance levels for FFO/Debt. Utility Return on Equity and Utility Net Income use interpolation. Performance was evaluated at the end of 2018. The 2018 scorecard applies to the final two years of the 2016-2018 PShare program.

2017 PShare Scorecard
Metrics	Metric Weighting	Threshold 50%	Target 100%	Distinguished 150%	Final Score	Actual Award vs. Metric Weighting
Utility ROE	33.3%	$1,362	$1,571	$1,785	$1,683	42.01%
Utility Net Income	33.3%	8.3%	9.3%	10.4%	9.7%	39.35%

Metric	Metric Weighting	Threshold 50%	75%	Target 100%	125%	Distinguished 150%	Final Score	Actual Award vs. Metric Weighting
Exelon FFO/	33.4%	>=16.0%	>=17.0%	>=18.0%	>=22.0%	>=24.0%	20.6%	33.41%
Debt
						Committee Approved Performance		114.77%

A-2

Appendix B

BYLAWS

OF

COMMONWEALTH EDISON COMPANY

Amended and Restated as of June [10], 2019

Bylaws of
Commonwealth Edison Company

ARTICLE I
MEETINGS OF SHAREHOLDERS
Section 1. -     Annual Meeting.
The annual meeting of the shareholders for the election of Directors and for the transaction of general business shall be held on any date as determined year to year by the Board of Directors. The time and location of the meeting shall be determined by the Board of Directors.
Section 2. -     Special Meeting.
Special meetings of the shareholders may be held upon call by the Chairman of the Board, if one is elected, the President, or a majority of the Board of Directors whenever they deem expedient, or upon the written request of the holders of shares entitled to not less than twenty percent of all the votes entitled to be cast at such a meeting.
Section 3. -     Notice of Meetings.
Written or printed notice of every meeting of the shareholders, whether annual or special, stating the place, day, and hour of such meeting and (in the case of special meetings) the business proposed to be transacted shall be given by the Secretary to each shareholder entitled to vote at such meeting not less than ten (10) days but no more than sixty (60) days before the date fixed for such meeting, by electronic mail at his or her e-mail address as it appears on the records of the Company or by depositing such notice in the United States mail addressed to him or her at his or her post office address as it appears on the records of the Company, with postage thereon prepaid. A written waiver of notice of a meeting of the shareholders, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of the notice.

Section 4. -     Organization of Meeting.
All meetings of the shareholders shall be called to order by the Chairman of the Board, or if one is not elected or is absent, by the President, or in his or her absence by a Vice President, or in the case of the absence of such officers, then by any shareholder, whereupon the meeting shall organize by electing a chairman. The Secretary of the Company, if present, shall act as secretary of the meeting, unless some other person shall be elected by the meeting to so act. An accurate record of the meeting shall be kept by the secretary thereof, and placed in the record books of the Company.
Section 5. -     Quorum.
At any meeting of the shareholders, the presence in person or by proxy of shareholders entitled to cast a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting shall constitute a quorum for the transaction of business. If a quorum be not present at any meeting, holders of a majority of the shares of stock so present or represented may adjourn the meeting either sine die or to a date certain.

Section 6. -     Voting.
At all meetings of the shareholders, each shareholder shall be entitled to one vote for each share of common stock standing in his or her name and, when the preferred or preference stock is entitled to vote, such number of votes as shall be provided in the charter of the Company for each share of preferred and preference stock standing in his or her name, and the votes shall be cast by shareholders in person or by lawful proxy.

Section 7. -	Action by Consent
Any action required or permitted by law, the Articles of Incorporation, or these Amended and Restated Bylaws to be taken at a meeting of the shareholders of the Company may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by shareholders holding at least a majority of the voting power; provided that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.  Such signed consent shall be delivered to the Secretary for inclusion in the minute book of the Corporation.

Section 8. -	Record Date for Shareholders and Closing of Transfer Books.
The Board of Directors may fix, in advance, a date as the record for the determination of the shareholders entitled to notice of, or to vote at, any meeting of shareholders, or entitled to receive payment of any dividend, or entitled to the allotment of any rights, or for any other proper purpose. Such date in any case shall not be more than sixty (60) days (and in the case of a meeting of shareholders not less than ten (10) days) prior to the date on which the particular action requiring such determination of shareholders is to be taken. Only shareholders of record on such date shall be entitled to notice of or to vote at such meeting or to receive such dividends or rights, as the case may be.
Section 9. – Voting Lists.
The Secretary of the Company shall make, within twenty days after the record date for a meeting of stockholders of the Company or ten days before such meeting, whichever is earlier, a complete list of the stockholders entitled to vote at such meeting, arranged in alphabetical order, with the address of and the number of shares held by each, which list, for at least ten days prior to such meeting, shall be kept on file at the registered office of the Company and shall be subject to inspection by any stockholder, and to copying at such stockholder's expense, at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder during the whole time of the meeting.
ARTICLE II
BOARD OF DIRECTORS AND COMMITTEES
Section 1. -     Powers of Directors.
The business and affairs of the Company shall be managed by a Board of Directors which shall have and may exercise all the powers of the Company, except such as are expressly conferred upon or reserved to the shareholders by law, by the charter, or by these bylaws. Except as otherwise provided herein, the Board of Directors shall appoint the officers for the conduct of the business of the Company, determine their duties and responsibilities and fix their compensation. The Board of Directors may remove any officer.
Section 2. -     Number and Election of Directors.
The number of Directors (including each Independent Director) shall be set at eight (8); provided, however, that the number of Directors may be increased or decreased by the Board of Directors without an amendment to these bylaws but in no event will there be less than three (3) Directors or more than fifteen (15) Directors.
Section 3. -     Removals and Vacancies.
The shareholders, at any meeting duly called and at which a quorum is present, may remove any Director or Directors from office by the affirmative vote of the holders of a majority of the outstanding shares entitled to the vote thereon, and may elect a successor or successors to fill any resulting vacancies for the unexpired terms of the removed Directors.
Any vacancy occurring in the Board of Directors from any cause other than by reason of removal by the shareholders or an increase in the number of Directors may be filled by a majority of the remaining Directors although such majority is less than a quorum. Any vacancy occurring by reason of an increase in the number of Directors may be filled by action of a majority of Directors. A Director elected to fill a vacancy shall hold office until the next annual meeting of shareholders or until his or her successor is elected and qualified.
Section 4. -     Director Retirement Age
Effective following the annual election of Directors in 2020, each Independent Director must retire from the Board of Directors at or before the next annual meeting of shareholders following the director’s 75th birthday. The Board of Directors has full discretion to decline a tendered resignation if it determines, based on the recommendation of the Corporate Governance Committee of the Exelon Board of Directors, that it is in the best interests of the Company and its shareholders to extend the director's continued service for an additional period of time.
Section 5. -     Meetings of the Board of Directors.
A regular meeting of the Board of Directors shall be held immediately after the annual meeting of shareholders or any special meeting of the shareholders at which the Board of Directors is elected, and thereafter regular meetings of the Board of Directors shall be held on such dates during the year as may be designated from time to time by the Board of Directors. All meetings of the Board of Directors shall be held at such location as ordered by the Board of Directors. Of all such meetings (except the regular meeting held immediately after the election of Directors) the Secretary shall give notice to each Director personally or by electronic mail, by telephone, by telegram directed to, or by written notice deposited in the United States mail addressed to, his residence or business address on record with the Company at least 48 hours before such meeting. Special meetings may be held at any time or place upon the call of the Chairman of the Board or the Chief Executive Officer.
The Chairman of the Board shall preside at all meetings of the Board of Directors, or, if one is not elected or is absent, the Vice Chairman, the Chief Executive Officer, the President, or one of the Vice Presidents (if a member of the Board of Directors) shall preside. If at any meeting none of the foregoing persons is present, the Directors present shall designate one of their number to preside at such meeting.

Section 6. -     Quorum and Voting.
(a)    A majority of the Directors in office shall constitute a quorum of the Board of Directors for the transaction of business. All actions of the Board of Directors (other than those described in Section 6(b) of this Article II) shall require the affirmative vote of a majority of the Directors in attendance at a meeting at which a quorum is present. If a quorum be not present at any meeting, a majority of the Directors present may adjourn to any time and place they may see fit.
(b)    Notwithstanding the provisions of subsection 6(a) above, the following actions shall require an affirmative vote of a majority of the Board of Directors of the corporation that includes the vote of at least one (1) Independent Director: (i) any decision by the corporation to seek protection from creditors under federal or state bankruptcy, insolvency, moratorium or similar law affecting the rights of creditors; (ii) any action by the Board of Directors of the corporation to declare and pay dividends; and (iii) any action by the Board of Directors of the corporation to authorize the purchase of electric energy.
Section 7. -     Committees.
The Board of Directors is authorized to appoint from among its members such committees as it may, from time to time, deem advisable and to delegate to such committee or committees any of the powers of the Board of Directors which it may lawfully delegate. Each such committee shall consist of at least one (1) Director.
Section 8. -     Action by Consent
Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without such a meeting if a consent or consents in writing, setting forth the action so taken, is signed by all the members of the Board of Directors.
Section 9. -     Fees and Expenses.
Each member of the Board of Directors, other than salaried officers and employees, shall be paid an annual retainer fee, payable in such amount as shall be specified from time to time by the Board of Directors.
Each member of the Board of Directors, other than salaried officers and employees, shall be paid such fee as shall be specified from time to time by the Board of Directors for attending each regular or special meeting of the Board of Directors and for attending, as a committee member, each meeting of any committee appointed by the Board of Directors. Each Director shall be paid reasonable traveling expenses incident to attendance at meetings of the Board of Directors.
ARTICLE III
OFFICERS
Section 1. -     Officers.
The Company may have a Chairman of the Board and a Vice Chairman and shall have a President, one or more Vice Presidents, a Treasurer, and a Secretary, who shall be elected by, and hold office at the will of, the Board of Directors. The Chairman of the Board and the Vice Chairman, if one is elected, shall be chosen from among the Directors, and the Board of Directors shall designate an individual to be the Chief Executive Officer of the Company. The Board of Directors shall also elect such other officers as they may deem necessary for the conduct of the business and affairs of the Company. Any two offices, except those of President and Vice President, may be held by the same person, but no person shall sign checks, drafts and promissory notes, or execute, acknowledge or verify any other instrument in more than one capacity, if such instrument is required by law, the charter, these bylaws, a resolution of the Board of Directors or order of the Chief Executive Officer to be signed, executed, acknowledged or verified by two (2) or more officers.
Section 2. -     Duties of the Officers.
(a)    Chairman of the Board of Directors; Vice Chairman.
The Chairman of the Board of Directors, if one is elected, shall preside at all meetings of the Board of Directors and of the shareholders, and shall also have such other powers and duties as from time to time may be assigned to him or her by the Board of Directors. The Vice Chairman, if one is elected, shall, in the absence of the Chairman of the Board, or if one is not elected, perform the duties of the Chairman of the Board, and shall also have such other powers and duties as from time to time may be assigned to him or her by the Board of Directors.
(b)    Chief Executive Officer.
The Chief Executive Officer shall have general and active management of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. In the absence of the Chairman of the Board and the Vice Chairman, or if one (or both) is (or are) not elected, the Chief Executive Officer shall perform all the duties of the Chairman of the Board.
(c)    President.
The President shall have general executive powers, as well as specific powers conferred by these bylaws. The President, any Vice President, or such other persons as may be designated by the Board of Directors, shall sign all special contracts of the Company, countersign checks, drafts and promissory notes, and such other papers as may be directed by the Board of Directors. The President, or any Vice President, together with the Treasurer or an Assistant Treasurer, shall have authority to sell, assign or transfer and deliver any bonds, stocks or other securities owned by the Company. The President shall also have such other powers and duties as from time to time may be assigned to him or her by the Board of Directors.
(d)    Vice Presidents.
Each Vice President shall have such powers and duties as may be assigned to him or her by the Board of Directors, or the Chief Executive Officer, as well as the specific powers assigned by these bylaws. A Vice President may be designated by the Board of Directors or the Chief Executive Officer to perform, in the absence of the President, all the duties of the President.
(e)    Treasurer.
The Treasurer shall have the care and the custody of the funds and valuable papers of the Company, and shall receive and disburse all moneys in such a manner as may be prescribed by the Board of Directors or the Chief

Executive Officer. The Treasurer shall have such other powers and duties as may be assigned to him or her by the Board of Directors, or the Chief Executive Officer, as well as specific powers assigned by these bylaws.
(f)    Secretary.
The Secretary shall attend all meetings of the shareholders and the Board of Directors and shall notify the shareholders and Directors of such meetings in the manner provided in these bylaws. The Secretary shall record the proceedings of all such meetings in books kept for that purpose. The Secretary shall have such other powers and duties as may be assigned to him or her by the Board of Directors or the Chief Executive Officer, as well as the specific powers assigned by these bylaws
(g)    Assistant Officers.
Assistant Secretaries and Assistant Treasurers, when elected or appointed, shall respectively assist the Secretary or the Treasurer in the performance of the respective duties assigned to such principal officers, and in assisting such principal officer, each of such assistant officers shall for such purpose have the powers of such principal officer. In case of the absence, disability, death, resignation or removal from office of any principal officer, such principal officer's duties shall, except as otherwise ordered by the Board of Directors, temporarily devolve upon such assistant officer as shall be designated by the Chairman, Vice Chairman or Chief Executive Officer.
Section 3. -     Removals and Vacancies.
Any officer may be removed by the Board of Directors whenever, in its judgment, the best interest of the Company will be served thereby. In case of removal, the salary of such officer shall cease. Removal shall be without prejudice to the contractual rights, if any, of the person so removed, but election of an officer shall not of itself create contractual rights.
Any vacancy occurring in any office of the Company shall be filled by the Board of Directors and the officer so elected shall hold office for the unexpired term in respect of which the vacancy occurred or until his or her successor shall be duly elected and qualified.
In any event of absence or temporary disability of any officer of the Company, the Board of Directors may authorize some other person to perform the duties of that office.
ARTICLE IV
INDEMNIFICATION
Section 1. -     Procedure.
The Company shall indemnify any present or former Director or officer of the Company and each Director or elected officer of any direct or indirect wholly-owned subsidiary of the Company who is made, or threatened to be made, a party to a proceeding by reason of his or her service in that capacity or by reason of service, while a Director or officer of the Company and at the request of the Company, as a director or officer of another company, corporation, limited liability company, partnership, trust, employee benefit plan or other enterprise, and the Company shall pay or reimburse reasonable expenses incurred in advance of final disposition of the proceeding, in each case to the fullest extent permitted by the laws of the State of Illinois. The Company may indemnify, and advance reasonable expenses to, other employees and agents of the Company and employees and agents of any subsidiary of the Company to the extent authorized by the Board of Directors. The Company shall follow the procedures required by applicable law in determining persons eligible for indemnification and in making indemnification payments and advances.
Section 2. -     Exclusivity, etc.
The indemnification and advancement of expenses provided by these bylaws (a) shall not be deemed exclusive of any other rights to which a person seeking indemnification or advance of expenses may be entitled under any law (common or statutory), or any agreement, vote of shareholders or disinterested Directors or other provision that is consistent with law, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed or acting as agent for the Company, (b) shall continue in respect of all events occurring while a person was a Director or officer after such person has ceased to be a Director or officer, and (c) shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification and advance of expenses hereunder shall be deemed to be a contract between the Company and each Director or officer of the Company who serves or served in such capacity at any time while this Article IV is in effect. Nothing herein shall prevent the amendment of this Article IV, provided that no such amendment shall diminish the rights of any person hereunder with respect to events occurring or claims made before its adoption or as to claims made after its adoption in respect of events occurring before its adoption. Any repeal or modification of this Article IV shall not in any way diminish any rights to indemnification or advancement of expenses of a Director or officer or the obligations of the Company arising hereunder with respect to events occurring, or claims made, while this Article IV or any provision hereof is in effect.
Section 3. -     Severability.
The invalidity or unenforceability of any provision of this Article IV shall not affect the validity or enforceability of any other provision hereof.
ARTICLE V
CAPITAL STOCK
Section 1. -     Evidence of Stock Ownership.
Evidence of ownership of stock in the Company shall be pursuant to certificate(s), each of which shall represent the number of shares of stock owned by a shareholder of the Company. Shareholders may request that their stock ownership be represented by certificate(s). Each certificate shall be signed on behalf of the Company by the President or a Vice President and countersigned by the Secretary or the Treasurer, and shall be sealed with the corporate seal. The signatures may be either manual or facsimile. In case any officer who signed any certificate, in facsimile or otherwise, ceases to be such officer of the Company before the certificate is issued, the certificate may nevertheless be issued by the Company with the same effect as if the officer had not ceased to be such officer as of the date of its issue.
Section 2. -     Transfer of Shares.

Stock shall be transferable only on the books of the Company by assignment in writing by the registered holder thereof, his or her legally constituted attorney, or his or her legal representative, either upon surrender and cancellation of the certificate(s) therefor, if such stock is represented by a certificate, or upon receipt of such other documentation for stock not represented by a certificate as the Board of Directors and the law of the State of Illinois may, from time to time, require.
Section 3. -     Lost, Stolen or Destroyed Certificates.
No certificate for shares of stock of the Company shall be issued in place of any other certificate alleged to have been lost, stolen, or destroyed, except upon production of such evidence of the loss, theft or destruction and upon indemnification of the Company to such extent and in such manner as the Board of Directors may prescribe.
Section 4. -     Transfer Agents and Registrars.
The Board of Directors shall appoint a person or persons, or any incorporated trust company or companies or both, as transfer agents and registrars and, if stock is represented by a certificate, may require that such certificate bear the signatures or the counter-signatures of such transfer agents and registrars, or either of them.
Section 5. -     Stock Ledger.
The Company shall maintain at its principal office a stock record containing the names and addresses of all shareholders and the numbers of shares of each class held by each shareholder.
ARTICLE VI
SEAL
The Board of Directors shall provide, subject to change, a suitable corporate seal which may be used by causing it, or facsimile thereof, to be impressed or affixed or reproduced one the Company’s stock certificates, bonds, or any other documents on which the seal may be appropriate.
ARTICLE VII
AMENDMENTS
These bylaws, or any of them, may be amended or repealed, and new bylaws may be made or adopted at any meeting of the Board of Directors, by vote of a majority of the Directors, or by the shareholders at any annual meeting or a special meeting called for that purpose, or by written consent in lieu of a meeting.